UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under sec.240.14a-12
WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Wabtec CORPORATION

Moving and Improving the World

2021 Proxy Statement

2029
2029

WabtecCorp.com

Notice of Annual Meeting—May 19, 2021
and Proxy Statement

Dear Stockholder:
We invite you to attend the annual meeting of stockholders of Westinghouse Air Brake Technologies Corporation, doing business as Wabtec Corporation, on May 19, 2021 at 11:30 a.m. virtually, via a live audio webcast on the Internet at www.virtualshareholdermeeting.com/WAB2021. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/WAB2021, where you will be able to vote electronically and submit questions. You will not be able to attend the Annual Meeting in person. You will need the 16-digit control number on your proxy card to attend the Annual Meeting.
This booklet includes the formal notice of the meeting and the proxy statement. Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on a website referenced in the Notice or request a printed or e-mailed set of the proxy materials. Instructions regarding how to access the proxy materials over the Internet or to request a printed or e-mailed copy may be found in the Notice. In addition, stockholders may request proxy materials in printed or e-mailed form by mail, telephone or electronically by email on an ongoing basis.
The Notice was mailed to stockholders, and the proxy materials were first given to stockholders via Internet access, on or about April 7, 2021. On or before the time that the Notice was sent to stockholders, all materials identified in the Notice were publicly accessible, free of charge, at the website address specified in the Notice. Such materials will remain available on that website until the proxy materials for the 2022 annual meeting of stockholders are made available.
The proxy statement tells you more about the items upon which we will vote at the meeting. It also explains how the voting process works and gives information about our director candidates.
Whether or not you plan to attend the Annual Meeting, please cast your vote by proxy over the Internet by following the instructions provided in the Notice, by telephone or by requesting a paper proxy card to sign, date and return by mail. Regardless of the method used, please vote your shares so that enough shares are represented to allow us to conduct the business of the Annual Meeting. Voting over the Internet, by telephone or by proxy card if you request one does not affect your right to vote in person while you attend the virtual Annual Meeting.
Sincerely yours,

Albert J. Neupaver
Chairman of the Board
April 7, 2021

l Proxy Statement for 2021 Annual Meeting

NOTICE OF 2021 ANNUAL MEETING

How to Vote:
You may vote while attending the virtual meeting or by proxy.

By Internet:
www.proxyvote.com

By Phone:
1-800-690-6903

By Mail:
completing, signing, dating
and mailing a proxy card in
the envelope provided

In Person:
You may vote while attending the virtual meeting or by proxy.

Please follow the instructions
on your Notice. Please vote
with respect to each Notice
you receive. Your vote is very important

	When: May 19, 2021 at 11:30 a.m.	Where: www.virtual shareholdermeeting.com/WAB2021

Purpose		Board Recommendation	Page Reference
Proposal 1	Elect three directors for a term of three years	For ✔	Page 8
Proposal 2	Approve an advisory (non-binding) resolution relating to the approval of 2020 named executive officer compensation	For ✔	Page 27
Proposal 3	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2021 fiscal year	For ✔	Page 56
Misc Other	Conduct other business if properly raised	NA	NA

Procedures	If you own stock directly, please vote by proxy over the Internet, by telephone or by requesting a proxy card.
If you own stock through a bank, stockbroker or trustee, please vote by following the instructions included in the material that you receive from your bank, stockbroker or trustee.
Only stockholders of record on March 22, 2021 receive notice of, and may vote at, the meeting.

How to Vote: You may vote while attending the virtual meeting or by proxy. We recommend you vote by proxy even if you plan to attend the virtual meeting. You can change your vote at the virtual meeting if you are a stockholder whose shares are registered in your name. Your vote is important. If you are a stockholder whose shares are registered in your name, you may vote your shares at the virtual meeting or by one of the three following methods:

Vote by Internet, by going to the website address www.proxyvote.com and following the instructions for Internet voting shown on the website.
Vote by Telephone, by dialing 1-800-690-6903 and following the instructions for telephone voting shown on the proxy card.
Vote by Proxy Card, by completing, signing, dating and mailing a proxy card in the envelope provided if you requested copies of these proxy materials.
If you vote by Internet or telephone, you do not need to request a proxy card.
Shares registered in your name are generally covered by one Notice. If you hold shares through someone else, such as a bank, stockbroker, or trustee, you will get a Notice from them asking you to vote. Please follow the instructions on their Notice. Please vote with respect to each Notice you receive.

Your vote is important. Please vote over the Internet, by telephone or by requesting a proxy card.

David L. DeNinno Executive Vice President, General Counsel and Secretary
April 7, 2021

l Proxy Statement for 2021 Annual Meeting

1	General

5	Common Stock Ownership
	5	Director and Executive Officer Stock Ownership
	6	Owners of More Than 5%
	6	Delinquent Section 16(a) Reports

8	Proposal 1—Election of Directors
	10	Director Nominees to Serve for Three-Year Term Expiring in 2023
	12	Continuing Directors with Three-Year Term Expiring in 2022
	15	Continuing Directors with Three-Year Term Expiring in 2021

27	Proposal 2—Advisory (Non-Binding) Resolution Relating to the Approval of 2020 Named Executive Officer Compensation

56	Proposal 3—Ratify Independent Registered Public Accounting Firm
	56	Fees to the Independent Registered Public Accounting Firm
	56	Audit Fees
	56	Audit-Related Fees
	56	Tax Fees
	57	All Other Fees
	57	Audit Committee Pre-Approval Policies and Procedures

17	Corporate Governance Matters
	17	The Board and Committees
	18	Board Leadership Structure
	19	The Board’s Role in Risk Oversight
	20	The Nominating and Corporate Governance Committee
	22	The Audit Committee
	22	Audit Committee Report
	23	The Compensation Committee
	24	Compensation Committee Interlocks and Insider Participation
	24	Compensation Committee Report

29	Executive and Director Compensation
	29	Compensation Discussion and Analysis
	43	Summary Compensation Table
	46	2020 Grants of Plan Based Awards
	48	2020 Outstanding Equity Awards at Fiscal Year-End
	50	Option Exercises and Stock Vested
	50	Post-Employment Compensation
	50	Potential Payments Upon Termination or Change in Control
	54	CEO Pay Ratio
	55	Director Compensation

58	Business Relationships and Related Party Transactions

59	Other Information
	59	Code of Ethics
	59	Other Corporate Governance Information
	59	Other Business
	59	Communication with the Board
	59	Expenses of Solicitation
	59	Stockholder Proposals for Next Year

l Proxy Statement for 2021 Annual Meeting	[i]

General Information
We have provided you this booklet and proxy materials on or about April 7, 2021 because the Board of Directors of Westinghouse Air Brake Technologies Corporation, doing business as Wabtec Corporation (“Wabtec” or the “Company”), is soliciting your proxy to vote at the Company’s 2021 annual meeting of stockholders.
Who is entitled to vote?
Holders of our common stock as of the close of business on March 22, 2021, the record date for this Annual Meeting (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 189,353,670 shares of our common stock outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote for each Director nominee and on each proposal.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered a “registered stockholder” with respect to those shares and the Notice was provided to you directly by us. As the registered stockholder, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting.
Beneficial Owners. If you hold shares of our common stock in a brokerage account or by a bank or other nominee, you are considered to be the “beneficial owner” of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the registered stockholder with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use.
What do I need to be able to attend the Annual Meeting online?
We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/WAB2021. The webcast will open at 11:15 a.m. Eastern Time on May 19, 2021, and the meeting will start shortly thereafter at 11:30 am Eastern Time. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice or proxy card (if you received a printed copy of the proxy materials).
How many votes are needed for approval of each proposal?
Proposal 1. As required by Wabtec’s amended and restated bylaws, each director is to be elected by a majority of votes cast with respect to that director’s election. Each stockholder will have one vote per share to vote for each Director nominee. Abstentions and broker non-votes will have no effect on the outcome of the vote with respect to this Proposal.
Proposal 2: The approval of Proposal 2 requires a favorable vote of a majority of the shares present and entitled to vote on the Proposal. An abstention will have the same effect as a vote against this Proposal. Broker non-votes will have no effect on the outcome of the vote with respect to this Proposal.
Proposal 3: The approval of Proposal 3 requires a favorable vote of a majority of the shares present and entitled to vote on the Proposal. An abstention will have the same effect as a vote against this Proposal. Broker non-votes will have no effect on the outcome of the vote with respect to this Proposal.
Approval of any other matter that properly comes before the Annual Meeting requires the favorable vote of a majority of shares present and entitled to vote on the matter, unless the matter requires more than a majority vote under statute or our amended and restated by-laws. An abstention will have the same effect as a vote against the proposal. Broker non-votes with respect to any such proposal will have no effect on the outcome of the vote with respect to that proposal. We do not expect any business to come before the Annual Meeting other than the proposals described in this proxy statement.

l Proxy Statement for 2021 Annual Meeting	[1]

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of the independent auditor (Proposal 3), the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all if you do not give instructions.
What is the quorum requirement?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our amended and restated bylaws and Delaware law. The presence, in person at the virtual meeting or by proxy, of a majority of the issued and outstanding shares of our common stock entitled to vote on the Record Date will constitute a quorum at the Annual Meeting. Abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum. As of the record date, March 22, 2021, we had 189,353,670 shares issued and outstanding.
How do I vote?
If you are a registered stockholder, there are four ways to vote:
(1)
By Internet (Before the Annual Meeting): You may vote over the Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 18, 2021. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials);

(2)
By Telephone: You may vote by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on May 18, 2021. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials);

(3)
By Mail: If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it promptly in the postage-paid envelope we have provided. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

(4)
By Internet (During the Annual Meeting): You may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/WAB2021. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials). If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting.

If you are a beneficial owner, please follow the instructions from your broker, bank or other nominee to vote by Internet, telephone or mail. Beneficial owners may not vote via the Internet at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks or other nominees.
Can I change my vote?
Yes. If you are a registered stockholder, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•	notifying our Corporate Secretary, in writing, at Wabtec Corporation, 30 Isabella Street, Pittsburgh, PA 15212;
•	voting again using the telephone or Internet before 11:59 p.m. Eastern Time on May 18, 2021 (your latest telephone or Internet proxy is the one that will be counted); or
•	attending the virtual Annual Meeting and voting with the ballot provided in the virtual meeting portal. Simply logging into the Annual Meeting online will not, by itself, revoke your proxy.
If you are a beneficial owner, you may revoke any prior voting instructions by contacting your broker, bank or nominee.

[2]	l Proxy Statement for 2021 Annual Meeting

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Al Neupaver and David DeNinno have been designated as proxy holders by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
What is the effect of abstentions and broker non-votes?
With regards to Proposal 1 (election of directors) (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum but are not considered votes cast on Proposal. For Proposal 2 and Proposal 3, an abstention will have the same effect as a vote against each applicable proposal and broker non-votes will have no effect on the outcome of the vote with respect to each Proposal. Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Absent direction from you, your broker will not have discretion to vote on Proposal 1 (election of directors) or Proposal 2 (Say-On-Pay Advisory Vote), which are “non-routine” matters.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our 2020 Annual Report, primarily via the Internet. On April 7, 2021, we mailed to our stockholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting and how to request printed copies of the proxy materials and 2020 Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
Why is this Annual Meeting being held virtually?
The Annual Meeting will be held entirely online this year. We are excited to embrace the latest technology to provide ease of access, real-time communication and cost savings for our stockholders and our company. Hosting a virtual meeting provides easy access for our stockholders and facilitates participation because stockholders can participate from any location around the world.
How are proxies solicited for the Annual Meeting?
Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

l Proxy Statement for 2021 Annual Meeting	[3]

How does the Board recommend that you vote your shares?
The Board recommends that you vote:
FOR PROPOSAL 1, ELECTION OF LINDA HARTY, BRIAN HEHIR AND MICHAEL HOWELL
FOR PROPOSAL 2, APPROVAL OF AN ADVISORY (NON-BINDING) RESOLUTION RELATING TO THE APPROVAL OF 2020 NAMED EXECUTIVE OFFICER COMPENSATION
FOR PROPOSAL 3, RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2021 FISCAL YEAR

[4]	l Proxy Statement for 2021 Annual Meeting

Common Stock Ownership
Director and Executive Officer Stock Ownership
Under the proxy rules of the SEC, a person beneficially owns Wabtec common stock if the person has the power to vote or dispose of the shares, or if such power may be acquired, by exercising options or otherwise, within 60 days. The table below shows the number of shares of Wabtec common stock beneficially owned as of January 31, 2021 by our directors, nominees for director, Chief Executive Officer, Chief Financial Officer and the other named executive officers, and the directors and executive officers as a group. Each person has sole voting power and sole dispositive power with respect to the shares listed unless indicated otherwise. No Directors or Executive Officers have pledged Wabtec shares of stock.
Named Executive Officer	Shares Owned	Percent of Class
Rafael Santana	92,166(1)(2)	*
Patrick D. Dugan	125,425(1)(2)	*
David L. DeNinno	97,685(1)(2)	*
Pascal Schweitzer	6,900(1)(2)	*
Nicole Theophilus	11,316(1)	*
Albert J. Neupaver	840,762(1)(2)	*
Scott E. Wahlstrom	155,905(2)	*
Director/Nominee	Shares Owned	Percent of Class
Lee Banks	4,981(1)
Erwan Faiveley	5,753,425(1)(3)	3.04%
Lee B. Foster, II	68,786(1)(4)	*
Linda A. Harty	13,382(1)	*
Brian P. Hehir	31,716(1)(5)	*
Michael W.D. Howell	9,574(1)	*
William E. Kassling	1,121,545(1)(6)	*
Ann R. Klee	3,957(1)	*
Directors and Executive Officers as a Group (22 persons)	8,319,309(1)(2)	4.39%
*	Less than 1%. Note that all Percent of Class calculations are based on the issued and outstanding shares of Wabtec common stock as of the March 22, 2021 record date.
(1)
Includes restricted shares as follows: Mr. Santana 65,691; Mr. Dugan 30,430; Mr. DeNinno 24,332; Mr. Schweitzer 6,900; Ms. Theophilus 11,316; Mr. Neupaver 42,488, each other non-employee director 2,881 (with the exception of Mr. Banks who has 831 restricted shares); and all directors and executive officers as a group 277,278. The restricted stockholders have sole voting power with respect to the restricted shares but do not have sole or shared dispositive power until the restricted shares vest.

(2)
Includes options that are exercisable on or within 60 days of January 31, 2020 as follows: Mr. Santana 15,730; Mr. Dugan 18,519; Mr. DeNinno 14,219; Mr. Schweitzer 1,189; Mr. Neupaver 141,030; Mr. Wahlstrom 26,067; and all directors and executive officers as a group 238,177.

(3)
Includes 5,745,561 shares held by the Faiveley Family Interests. Based solely upon the information in the Schedule 13D/A filed May 24, 2018, the Faiveley family members and entities described therein (collectively, the “Faiveley Family Interests”) have voting and dispositive power with respect to Wabtec’s common stock as follows: (i) Mr. Erwan Faiveley may be deemed to have sole power to direct the voting and disposition of 5,745,561 shares, and the shared power to direct the voting and disposition of 5,745,561 shares; (ii) Mr. Francois Faiveley may be deemed to have sole power to direct the voting and disposition of 5,745,561 shares, and the shared power to direct the voting and disposition of 5,745,561 shares; (iii) Issarts Captial S.A. may be deemed to have the shared power to direct the voting and disposition of 5,745,561 shares.

(4)	Includes 15,200 shares owned by Mr. Foster, 17,500 shares held by Lee B. Foster II Dynasty Trust, and 36,086 held by the Lee B. Foster II Revocable Trust.
(5)	Includes 28,716 shares owned by Mr. Hehir. Also includes 3,000 shares held by the Brian P. Hehir and Janet S. Hehir Foundation for which Mr. Hehir serves as a trustee.
(6)
Includes 72,611 shares owned by Mr. Kassling. Also includes 921,654 shares owned by Davideco, a Delaware corporation, 124,000 shares held by the Kassling Family Foundation, and 3,280 shares owned by Mr. Kassling’s wife. Mr. Kassling disclaims beneficial ownership of the shares held by his wife.

l Proxy Statement for 2021 Annual Meeting	[5]

Owners of More Than 5%
The following table shows stockholders who are known to Wabtec to be beneficial owners of more than 5% of Wabtec’s common stock as of March 22, 2021.
Name and Address of Beneficial Owner	Beneficial Ownership (1)	Percentage of Class*
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	18,990,080(2)	10.05%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	11,891,413(3)	6.2%
(1)
Under SEC regulations, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each person has sole voting power and sole investment power as to all shares listed opposite such person’s name.

(2)
Based solely upon the information in the Schedule 13G/A filed March 10, 2021, The Vanguard Group has sole dispositive power with respect to 18,224,995 shares, shared dispositive power with respect to 765,085 shares and shared voting power with respect to 331,590 shares.

(3)
Based solely upon the information in the Schedule 13G filed January 31, 2021, BlackRock, Inc. has sole dispositive power with respect to 11,891,413 shares and sole voting power with respect to 10,481,174 shares.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of Wabtec stock. Directors and officers must furnish us with copies of these reports. Based on these copies and directors’ and executive officers’ representations, we believe all directors and executive officers complied with the requirements of Section 16(a) in 2020 except each of William Kassling, Lee Foster, Erwan Faiveley and Michael Howell filed one late Form 5, and Patrick Dugan, David DeNinno, Nalin Jain, Nicole Theophilus, John Mastalerz and Pascal Schweitzer each filed one late Form 4.

[6]	l Proxy Statement for 2021 Annual Meeting

Wabtec Board of Directors at a Glance
	Audit Committee	Compensation Committee	Foundation	Nominating and Corporate Governance Committee	Environmental Safety & Health Sub-Committee
Lee C. Banks
Erwan Faiveley
Lee B. Foster II
Linda A. Harty
Brian P. Hehir
Michael W. D. Howell
William E. Kassling ♦
Ann R. Klee
Albert J. Neupaver
Rafael Santana
= Independent Director	= Chairperson	= Member
= Lead Independent Director	= Audit Committee Financial Expert	= Chair of the Board
♦ = Vice Chair

l Proxy Statement for 2021 Annual Meeting	[7]

Proposal 1—Election of Directors
Wabtec’s Board of Directors currently has ten members. The Board has determined that the number of Directors on the Board shall be no more than thirteen, and no less than seven. The Board is divided into three classes whose terms of office end in successive years. Linda Harty, Brian Hehir and Michael Howell, whose terms of office are expiring, have been nominated to serve for new terms ending in 2024. Erwan Faiveley notified the board on February 11, 2021 that he intended to resign from the Board in May of 2021 and did not seek to be nominated for an additional term. All nominations were made by the Nominating and Corporate Governance Committee, as further described under “The Nominating and Corporate Governance Committee” on page 20, and approved by the entire Board of Directors.
Our Corporate Governance Guidelines require our directors to possess qualities and skills necessary to oversee the management of Wabtec. The Nominating and Corporate Governance Charter establishes a commitment to find nominees for membership on the Board of Directors who are of the highest possible caliber and are able to provide insightful, intelligent and effective guidance to the management of Wabtec. As part of this process, the Nominating and Corporate Governance Charter requires the Nominating and Corporate Governance Committee to ensure that the Board of Directors consists of individuals from diverse educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. Under the Corporate Governance Guidelines, it is the responsibility of the Nominating and Corporate Governance Committee to establish, and from time to time review with the Board, the requisite skills and characteristics for new Board members. In assessing potential nominees, the Nominating and Corporate Governance Committee will take into account the following criteria:
•	background,
•	skill needs,
•	personal characteristics,
•	diversity, inclusive of gender, race and ethnicity, and
•	business experience.
With respect to nomination of continuing directors for re-election, the committee also reviews and considers each nominee’s contributions to the Board. The Nominating and Corporate Governance Committee’s process to recommend qualified director candidates is further described on page 20 under “The Nominating and Corporate Governance Committee.” As described above, and although the Board does not have a separate diversity policy, the Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director pursuant to its charter. The Board and the Nominating and Corporate Governance Committee believe it is essential that the Board members represent diverse backgrounds. In considering nominees for director, the Nominating and Corporate Governance Committee conducts inquiries into the background and qualifications of possible candidates and actively recruits qualified individuals. The Nominating and Corporate Governance Committee assesses the effectiveness of its approach as part of the annual review of its charter and the Corporate Governance Guidelines and as part of its annual review of the effectiveness of the Board and each committee of the Board.
Majority Voting for Directors
Under our amended and restated bylaws, each director is to be elected by the vote of the majority of the votes cast at the Annual Meeting. For this purpose, a “majority of the votes cast” means that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election. Votes “cast” exclude abstentions. In the event the number of director nominees for election at a meeting of stockholders exceeds the number of directors to be elected at that meeting, each director to be so elected will be elected by a plurality of the votes cast. Each director nominee has agreed to provide an irrevocable letter of resignation to the Board should such nominee fail to receive the required number of votes.

[8]	l Proxy Statement for 2021 Annual Meeting

Board and Nominee Biographies
The description of each director and each nominee set forth below includes biographical information, on a director by director basis, and highlights the specific experience, qualifications, attributes, background and education of each director and each nominee that led the Board to conclude that each director or nominee should serve on the Board. In addition to the qualifications described in the biographical information set forth below, the Nominating and Corporate Governance Committee and the Board also determined that each director and each nominee possesses certain intangible attributes and skills, which led to the conclusion that each director and each nominee meets the criteria set forth in the Corporate Governance Guidelines and is qualified to serve as one of our directors. These intangible attributes and skills include, as to each nominee, integrity, the capacity to evaluate business issues and make practical and mature judgments, willingness to devote the necessary time and effort required to serve on our Board, the skills and personality to work effectively and collegially with other directors on a Board that is responsive to Wabtec’s needs, and the self-confidence and communication skills to participate effectively in Board discussions.
Vote Required
Your proxy will be voted “for” the election of these nominees unless you withhold authority to vote for any one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the Board names one.
Only votes “for” a candidate are counted in the election of directors. The three nominees who receive the most votes will be elected as directors, subject to the guidelines set forth on page 8 regarding any director nominee who receives a greater number of votes “withheld” from his election than votes “for” such election.
✔	The Board recommends you vote FOR each of the following director nominees.

l Proxy Statement for 2021 Annual Meeting	[9]

Director Nominees to Serve for Three-Year Term Expiring in 2024
Linda Harty Independent Director Audit Committee Financial Expert Age: 60 Director Since 2016
Biographical Information

Ms. Harty served as Treasurer of Medtronic, plc., a global leader in medical technology services and solutions, from February 2010 to April 2017. Prior to her tenure with Medtronic, she held executive and management positions with Cardinal Health, RTM Restaurant Group, BellSouth, ConAgra and Kimberly-Clark.

Ms. Harty is a member of the Board of Directors of Parker-Hannifin Corporation and serves on the Audit Committee as Chair and as a member of the Corporate Governance and Nominating Committee. Ms. Harty is also a member of the Board of Directors of Syneos Health and serves as a member of the Audit Committee and Compensation and Management Development Committee.

Director Skills

Ms. Harty’s extensive financial expertise, particularly in the areas of treasury, tax, decision support and acquisitions, serve as a valuable resource to Wabtec’s Board and our management team. Ms. Harty’s insights and perspectives are especially helpful as the Company continues to strengthen and grow while navigating a challenging global market. In addition, her service to the boards of other publicly traded companies provides further expertise and insight into corporate governance issues.
Committees Audit (Chair)

[10]	l Proxy Statement for 2021 Annual Meeting

Brian Hehir Independent Director Audit Committee Financial Expert Age: 67 Director Since 2007
Biographical Information

Retired in June 2008 from Merrill Lynch after 25 years of service; Vice Chairman of Investment Banking for Merrill Lynch from 1999 to 2008.Member of the St. Francis Hospital Board of Trustees from 2011 to 2016. Member of Georgetown University School of Nursing and Health Studies Board of Visitors from October 2003 to February 2011; Member of University of Connecticut Health Center Board of Directors from November 2005 to July 2009; Member from 2004 to 2010 and Treasurer from 2006 to 2010 of U.S. Lacrosse Foundation Board of Directors.

Director Skills

Mr. Hehir has had an extensive career in global financial markets with over 30 years of experience working in investment banking, financing, corporate advisory services and capital markets. In this capacity, he advised clients on mergers and acquisitions and other corporate transactions, which are an integral part of Wabtec’s growth strategy. His experience from the highly regulated investment banking industry also provides the Board with a critical perspective on risk management.
Committees Audit Compensation (Chair) Nominating and Corporate Governance
Michael Howell Independent Director Age: 73 Director Since 2003
Biographical Information

CEO of Transport Initiatives Edinburgh Limited from 2002-06; Chairman of FPT Group Limited 1998-2002; Chairman of EVO Electric Limited, London, 2007-12. Member of Council of the University of Leeds, UK since September 2016; Director of Gama Aviation plc, Farnborough, UK since April 2019. Director of Hutchison China Meditech Limited, Hong Kong from 2006-17; Director since 1999 and former Chairman (2014-15) of Clothworkers’ Company, London; Trustee from 1999-2012 (Chairman of Trustees from 2006-12) City & Guilds of London Institute.

Director Skills

Mr. Howell has 36 years of experience from executive and board positions with various companies in the railroad sector, such as Cummins Engine Company, Inc., General Electric Company, Inc., Railtrack Group plc and Transport Initiatives Edinburgh Limited. His understanding of many aspects of the international railroad and transportation industries, as well as his CEO and Chairman experience, provides the Board with a broad and relevant background regarding the management and operations of a major public company in the railroad industry.
Committees Compensation Nominating and Corporate Governance Environmental, Health and Safety Subcommittee

l Proxy Statement for 2021 Annual Meeting	[11]

Continuing Directors with Three-Year Term Expiring in 2022
William E. Kassling Independent Director Vice Chair of the Board Age: 77 Director Since 1990
Biographical Information

Vice Chair of Wabtec since August 2020. Lead Director of Wabtec from May 2013 to August 2020; Chairman of Wabtec from prior to 1997 to May 2013; Chief Executive Officer of Wabtec from May 2004 to January 2006 and from prior to 1997 to February 2001; President of Wabtec from May 2004 to January 2006 and from prior to 1997 to February 1998. Director of Pittsburgh Penguins Inc., Texas Rangers, the Crosby Group, and Wabtec Foundation.

Director Skills

Due to Mr. Kassling’s experience as an officer and director of Wabtec, he has extensive knowledge of the Company and the rail industry, and has also served as a board member for other publicly traded companies, through which he has gained additional experience in corporate governance. With his vast experience, he provides the Board with broad leadership insight on the management and operations of a public company.
Committees None.

[12]	l Proxy Statement for 2021 Annual Meeting

Albert J. Neupaver Chairman of the Board Age: 70 Director Since 2006
Biographical Information

Chairman of the Board of Wabtec since July 2020; Executive Chairman of Wabtec from May 2018 to July 2020 and from May 2014 to May 2017; Chairman of Wabtec from May 2017 to 2018; Chairman and Chief Executive Officer of Wabtec from May 2013 until May 2014; President and Chief Executive Officer of Wabtec from February 2006 until May 2013; President of the Electromechanical Group of AMETEK, Inc. from 1998 to February 2006.

Director of Wabtec Foundation, Carnegie Science Center, and Koppers Inc.; Member of Board of Trustees of the Carnegie Museums. Member of Robbins & Myers, Inc. Board of Directors from January 2009 to February 2013. Member of Genesse & Wyoming Inc. Board of Directors until December 2019. Executive Board Member of UPMC Children’s Hospital Foundation; Board Member of Heinz History Center.

Director Skills

Mr. Neupaver currently is the Chairman of the Board of Wabtec, a position he has held since July 2020, and previously from May 2017 to May 2018. Previously, he was Executive Chairman of the Board of Wabtec, President and Chief Executive Officer of the Company. During that tenure, Mr. Neupaver led the Company to unprecedented growth throughout the business cycle. His leadership and business acumen have been critical elements in Wabtec’s recent success. He also serves on the boards of non-profit organizations and other public companies, through which he has gained further insight into corporate governance issues.
Committees None.

l Proxy Statement for 2021 Annual Meeting	[13]

Ann R. Klee Independent Director Age: 59 Director Since 2019
Biographical Information

Executive Vice President, Suffolk Construction Company (Feb 2020 to March 2021); Vice President, General Electric Company (2008- September 2019). Prior to GE, Ms. Klee was a partner and co-chair of the Environmental and Natural Resources Group of Crowell & Moring LLP. Ms. Klee also served as general counsel to the U.S. Environmental Protection Agency, as counselor and special assistant to the Secretary of the U.S. Department of the Interior and as chief counsel to the U.S. Senate’s Environment and Public Works Committee.

Ms. Klee serves on the boards of Sotera Health (NASDAQ:SHC), where she Chairs the Nominating and Corporate Governance Committee, WGBH (Boston, MA Public television), University of Pennsylvania − Center for Climate and Energy Solutions and Boston Harbor Now.

Director Skills

Ms. Klee brings over 30 years of experience in environmental law, governance and compliance and is also a recognized expert in sustainability and Environmental, Social and Governance matters.
Committees Compensation Nominating and Corporate Governance Environmental, Health and Safety Subcommittee (Chair)

[14]	l Proxy Statement for 2021 Annual Meeting

Continuing Directors with Three-Year Term Expiring in 2023
Lee B. Foster, II Independent Director Lead Director Audit Committee Financial Expert Age: 74 Director Since 1999
Biographical Information

Chairman of L.B. Foster Company since 1998; Chief Executive Officer of L.B. Foster Company until 2002; President of L.B. Foster Company until 2000. Director of L.B. Foster Company, Capital Guidance Ltd., Dakota, Minnesota & Eastern Railroad (“DM&E”) from 2001 to October 2007 and Wabtec Foundation.

Director Skills

Mr. Foster has had an extensive career within the railroad industry, including 35 years with the L.B. Foster Co., a supplier to the railroad and transit industries, where he has served in a multitude of roles including President, CEO and Chairman, as well as Director. Mr. Foster brings to the Board not only a solid background within the railroad industry, but also his experience on various boards and committees, including the executive committee of DM&E and the audit and compensation committees of the private company Capital Guidance Ltd.
Committees Audit Nominating and Corporate Governance (Chair)
Rafael Santana Chief Executive Officer Age: 49 Director Since 2019
Biographical Information

President and Chief Executive Officer of Wabtec since July 2019; President, Freight Segment of Wabtec from February 2019 to July 2019. Mr. Santana was President and Chief Executive Officer of GE Transportation from November 2017 to February 2019. Mr. Santana held several global leadership positions since joining GE in 2000, including roles in the Transportation, Power and Oil and Gas businesses. Prior to being named President and Chief Executive Officer of GE Transportation, Mr. Santana was President and Chief Executive Officer of GE in Latin America from January 2016 to November 2017. He also served as President and Chief Executive Officer of GE Oil and Gas Turbomachinery Solutions and had roles as Chief Executive Officer for GE Gas Engines and Chief Executive Officer for GE Energy in Latin America.

Director Skills

Mr. Santana brings 25 years of commercial, product management and executive leadership experience to this post, including more than 10 years in the transportation industry. He has a proven track record of transforming businesses, while delivering top- and bottom-line growth.
Committees None.

l Proxy Statement for 2021 Annual Meeting	[15]

Lee C. Banks Independent Director Age: 58 Director Since 2020
Biographical Information

Mr. Banks has been president and chief operating officer of Parker-Hannifin Corporation since February 2015. Mr. Banks served as executive vice president and operating officer of Parker-Hannifin from 2008 to 2015 and senior vice president and operating officer of Parker-Hannifin from 2006 to 2008.

Director Skills

As a senior executive and director of a global corporation, Mr. Banks provides the Board with significant industrial executive general management and operational experiences and a unique perspective in identifying governance, strategic, and tactical risks attendant to a multi-national sales, distribution, manufacturing, and operational footprint.
Committees Compensation Nominating and Corporate Governance

[16]	l Proxy Statement for 2021 Annual Meeting

Corporate Governance Highlights
+	Majority Voting for Uncontested Director Elections
+	Policy against using Preferred Shares for Anti-Takeover Purposes
+	Non-executive Board Chair
+	Executive sessions of non-management directors at all regular Board meetings
+	Lead Independent Director leads all executive sessions of independent directors
+	Separate Chair and Chief Executive Officer
+	Limits on Outside Directorships
+	All directors attended the 2020 Annual Meeting and 75% or more of the Board and Committee meetings in 2020
+	Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee comprised solely of independent directors
+	All members of the Audit Committee are deemed to be “audit committee financial experts”
+	Robust stock ownership guidelines for officers and directors
+	Bylaws provide a stockholder right to call special meetings
+	Proxy Access for Large, Long term Stockholders
+	Policy against hedging or pledging of Wabtec shares by officers and directors
+	External Board Evaluation
+	Minimum vesting of 12 months for restricted stock and options

Corporate Governance Matters
The Board and Committees
Wabtec’s business is managed under the oversight of our Board which conducts business through meetings of its members and its committees. The Board met nine times during 2020. While the Board and its Committees endeavor to meet in person for regularly scheduled meetings, in light of the COVID-19 Pandemic, all but one meeting of the Board and the Committees was conducted all or in part by video or telephone conference. All directors attended more than 75% of all meetings of the Board and the committees on which they served in 2020. The standing Board committees that help the Board fulfill its duties include the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. The Board also holds regularly scheduled meetings of non-employee directors. It is the Company’s policy that all directors attend the annual meeting of stockholders if reasonably possible. All directors attended the 2020 annual meeting of stockholders. The Board conducts annual self-assessments and has engaged a third party to conduct an external Board evaluation.
Director Independence
Our Corporate Governance Guidelines require a majority of the Board to be independent. For a Director to be considered an “Independent Director”, the Board must annually determine that they have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization which has such a relationship with the Company). The basis for the Company’s determination of independence is based on the applicable New York Stock Exchange and Securities and Exchange Commission rules, however no Director is considered to be an Independent Director if they:
•	have in the last three years been employed by the Company;

l Proxy Statement for 2021 Annual Meeting	[17]

•	have in the last three years been affiliated with or employed by a (present or former) auditor of the Company or of an affiliate of the Company;
•
have in the last three years been part of an interlocking directorate in which an executive officer of the Company sits on the compensation committee of another company which concurrently employs the director;

•
have in the last three years received more than $120,000 in direct compensation from the Company, other than director fees and deferred compensation, and with respect to Audit Committee members, accepted directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries;

•
are currently employed by a company that in any of the last three years has received payments from or made payments to the Company in an amount that exceeds the greater of $1 million or 2% of such other company’s gross revenue; or

•
have an immediate family member who falls within any of the above categories, except that an immediate family member may be an employee of, but not a partner of, the auditor of the Company and not impair the director’s independence if such immediate family member does not personally work on the Company’s audit.

The Board has reviewed the independence of its members considering these standards and any other commercial, legal, accounting and familial relationships between the directors and Wabtec and has determined that all of its members were independent during 2020, with the exception of Mr. Neupaver and Mr. Santana. Specifically, none of such independent directors has a material relationship with Wabtec, and each such director meets the Board’s categorical independence standards and the independence requirements of the NYSE listing standards. The Board’s Audit Committee, Compensation Committee, and Nominating & Corporate Governance Committee are composed entirely of directors who meet the independence requirements of the NYSE. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members required by the SEC set forth above.
Board Leadership Structure
The Board currently has a non-executive, non-independent Chair of the Board, a separate Chief Executive Officer, and a Lead Independent Director. The Chief Executive Officer is responsible for setting the strategic direction for Wabtec and the day to day leadership and performance of the Company. The Chairman provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board. The Lead Independent Director, who is appointed by our independent directors, leads the meetings of our Independent directors outside the presence of management and can be reached directly by our stockholders as set forth in Communications with the Board on page 59. The Board believes that this structure is in the best interests of Wabtec and provides clear leadership responsibility and accountability, while providing for effective corporate governance and oversight by an independent Board of strong and seasoned Directors. The Board evaluates this leadership structure annually.
Meetings of Independent Directors
Our Board of Directors appointed Mr. Foster as “Lead Independent Director” in August of 2020 to preside at all further executive sessions of “non-management” directors during 2020, as defined under the rules of the NYSE. Mr. Foster succeeded Mr. Kassling as our Lead Independent Director, and Mr. Kassling assumed the role of Vice Chairman. Our Board has also appointed Mr. Foster as “Lead Independent Director” to preside at all such 2021 executive sessions.
The non-management Directors hold regular executive sessions without management in order to promote open discussion among the non-management Directors. The Board generally holds such executive sessions at every regularly scheduled Board meeting. At least one executive session each year is required to be attended only by independent directors.

[18]	l Proxy Statement for 2021 Annual Meeting

The Board’s Role in Risk Oversight
The Board of Directors is responsible for overseeing and monitoring the material risks facing the Company. In its oversight role, the Board of Directors annually reviews Wabtec’s strategic plan which addresses, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities set forth in its charter, the Audit Committee is responsible for discussing with management Wabtec’s major risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, Wabtec’s management prepares a comprehensive risk assessment report and reviews that report with the Audit Committee twice each year. This report identifies the material business risks (including strategic, operational, cybersecurity, financial reporting and compliance risks) for the Company as a whole, as well as for each business unit and for corporate common services, and identifies the controls that respond to and mitigate those risks. Wabtec’s management regularly evaluates these controls, and periodically reports to the Audit Committee regarding the controls’ design and effectiveness. The Audit Committee also receives annual reports from management on Wabtec’s ethics program and on environmental compliance. The Compensation Committee extensively reviewed the elements of compensation to determine whether any portion of compensation encouraged excessive risk taking and concluded:
•	significant weighting towards long-term incentive compensation discourages short-term risk taking;
•	rolling three-year performance targets discourage short-term risk taking;
•	incentive awards are capped by the Compensation Committee which discourages excessive risk taking;
•	equity ownership guidelines discourage excessive risk taking; and
•
Wabtec does not face the same level of risks associated with compensation for employees at financial services entities (traders and instruments with a high degree of risk) or technology companies (rapidly changing markets).

Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of objective factors on excessive risk taking.
The Nominating and Corporate Governance Committee annually reviews Wabtec’s Corporate Governance Guidelines and their implementation. Each committee reports to the full Board.
Diversity
Although the Board does not establish specific goals with respect to diversity, the Board’s overall diversity is a significant consideration in the director nomination process. Our Board of Directors, including this year’s nominees, consists of individuals who bring valuable diversity to the Board in terms of gender, ethnicity, industries represented, experience, age, and tenure. The Directors and nominees range in age from 41 to 77. Three of our Directors (including nominees) (30% of our directors) represent diversity of gender and ethnicity. Half of our Directors (including nominees) have served on the Board for less than five years.

l Proxy Statement for 2021 Annual Meeting	[19]

The Nominating and Corporate Governance Committee
Committee Members: Lee Foster, Chair Lee Banks Erwan Faiveley Brian Hehir Michael Howell Ann Klee	A current copy of the charter is available on Wabtec’s website at: http://www.wabteccorp.com -> investor relations -> corporate governance
The Nominating and Corporate Governance Committee Charter was revised on July 16, 2020 and re-approved by the Committee at its February 11, 2021 meeting.
The principal functions of the Nominating and Corporate Governance Committee are to:
•	identify individuals qualified to become Board of Director members,
•	recommend to the full Board director nominees from time to time, including with respect to any vacancies that may occur,
•	consider and make recommendations for the Company’s strategies related to corporate responsibility,
•	develop and recommend to the Board of Directors corporate governance principles, and
•	lead the Board of Directors in complying with its corporate governance principles.
In addition, the Committee is committed to ensuring that all the nominees for membership on the Board of Directors are of the highest possible caliber and are able to provide insightful, intelligent and effective guidance to the management of the Company and that the governance of the Company is in full compliance with law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively oversees and monitors the risks of the business and operations of the Company. With respect to Board refreshment, the Committee is seeking potential directors to fill recent vacancies and anticipated vacancies due to certain directors meeting the mandatory retirement age. The Committee has engaged an external search firm to assist in its identification of diverse and highly qualified potential board candidates.
The Committee met five times during 2020. The members of the Nominating and Corporate Governance Committee in 2020 were Emilio Fernandez (who retired from the Board in May 2020 and served as chair until May 2020), Mr. Foster, who was appointed Chair in August of 2020, Mr. Faiveley, Mr. Kassling (who served as chair from May to August of 2020), Mr. Hehir, Mr. Howell, Ms. Klee and Mr. Banks (who joined in December of 2020), all of whom were independent, as independence for such members is defined in the listing standards of the NYSE and the rules of the SEC.
The Committee will consider director nominees recommended by stockholders. Stockholders wishing to recommend a director candidate for consideration by the Committee can do so by writing the Secretary of Wabtec at 30 Isabella Street, Pittsburgh, PA 15212 and providing the information required under our amended and restated bylaws, including, but not limited to the candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of their consent to be named as a candidate and, if nominated and elected, to serve as a director. No candidates for Board membership have been put forward by stockholders for election at the 2021 annual meeting of stockholders. Our amended and restated by-laws require that for a stockholder to recommend a director nominee, notice in writing must be delivered to the Secretary of Wabtec no later than the 60th day and no earlier than the 90th day prior to the first anniversary of the previous year’s annual meeting proxy statement. Our amended and restated bylaws also permit a stockholder, or a group of up to 20 stockholders, that has owned at least three percent of our outstanding Common Stock for at least three years to nominate and include in our proxy statement candidates for our Board, subject to certain requirements. Each stockholder, or group of stockholders, may nominate candidates for director, up to a limit of the greater of two or 20 percent of the number of directors on the Board. Any nominee must meet the qualification standards listed in our amended and restated bylaws. The procedures for nominating a candidate pursuant to our proxy access provisions are described in this proxy statement on page 20.

[20]	l Proxy Statement for 2021 Annual Meeting

In evaluating candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials. In doing so, the Committee identifies candidates of requisite skills and characteristics to be found in individuals qualified to serve as members of the Board of Directors who collectively provide meaningful counsel to management. As part of this process, a goal of the Committee is ensuring that the Board of Directors consists of individuals from diverse backgrounds (including diversity of gender, race, and ethnicity) and experience who, collectively, provide meaningful counsel to management. In order to achieve this goal, the Committee seeks and considers diverse candidates, inclusive of gender, race and ethnicity. The Committee also considers the candidate’s character, integrity, experience, understanding of strategy and policy-setting and reputation for working well with others. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee. If candidates are recommended by the Company’s stockholders, such candidates are evaluated using the same criteria. With respect to nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.
The Committee is also charged with oversight of the evaluation of the Board of Directors and management. In this regard the Committee evaluates, and reports to the Board of Directors, the effectiveness of the Board of Directors (as a whole) and each Committee of the Board of Directors (as a whole) (including, without limitation, the effectiveness of the Compensation Committee in its process of establishing goals and objectives for, and evaluating the performance of, the Chief Executive Officer and the other officers of the Company). In this process, the Committee receives comments from all Directors and reviews each Committee’s evaluation of its performance. The Committee may also obtain such external evaluations as it deems appropriate.
Environmental, Health and Safety Sub-Committee
To further our Board of Directors’ commitment to oversight and accountability of environmental and social issues, the Board established the Environmental, Health and Safety Sub-Committee (the “EHS Subcommittee”) of the Nominating and Corporate Governance Committee, chaired by Board member Ann Klee. The EHS Subcommittee supports Wabtec’s on-going commitment to environmental, health and safety (“EHS”) matters relevant to Wabtec including complying with all applicable laws and regulations affecting the health and safety of our employees and stakeholders, as well as protection of the environment.
In particular, the EHS Subcommittee is tasked with setting the Company’s general strategy relating to EHS matters, including meeting or exceeding applicable governmental requirements and the Company’s own standards, implementing procedures, management systems and training programs to prevent and reduce the impact of any potential occupational illnesses, injuries, accidents, or environmental impairment, preparing and equipping the Company’s facilities to competently respond to emergency situations, maintaining the Company’s facilities to promote and provide a safe, healthy, and secure workplace, managing natural resources, products, and other resources in an efficient, safe, and environmentally sound manner to minimize health, safety, and environmental impacts, and maintaining strong working relationships with health, safety, and environmental regulators and those governmental institutions having responsibilities over our operations. The Committee is charged with overseeing communications with employees, investors, and other stakeholders of the Company with respect to EHS matters, monitoring the Company’s environmental, health and safety compliance and related risks, including at least annual reviews of operational and facility safety matters, anticipating developments relating to, and improving the Company’s understanding of, EHS matters, reviewing and discussing with management, at least annually, the Company’s strategy and performance in assessing and responding to climate-related risks and opportunities, regularly reporting its activities to the Nominating and Corporate Governance Committee, and performing such other responsibilities as may be delegated to it by the Nominating and Corporate Governance Committee.
Additional details regarding the EHS Subcommittee’s duties and responsibilities can be found in the Nominating and Corporate Governance Committee Charter located at https://ir.wabteccorp.com/investor-relations.

l Proxy Statement for 2021 Annual Meeting	[21]

The Audit Committee
Committee Members: Linda Harty, Chair Erwan Faiveley Lee Foster Brian Hehir	A current copy of the charter is available on Wabtec’s website at: http://www.wabteccorp.com -> investor relations -> corporate governance
The Audit Committee acts under a charter which was revised on April 24, 2020. The Audit Committee reviewed and approved the continued use of its charter at its February 11, 2021 meeting.
The Audit Committee provides assistance to the Board in fulfilling the Board’s oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to the integrity of the Company’s financial statements, the financial reporting process, the systems of internal accounting and financial controls, the performance of the Company’s internal audit function and independent auditors, the independent auditor’s qualifications and independence, the Company’s compliance with ethics policies and legal and regulatory requirements, and the Company’s enterprise risk management review and assessment.
In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and has the authority to engage independent counsel and other advisers, including accountants, as it determines necessary to carry out its duties.
The Committee is directly responsible for appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm engaged by Wabtec. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Wabtec regarding accounting, internal controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
The Audit Committee met seven times in 2020. The members of the Audit Committee in 2020 were Mr. Alfroid (until his retirement in May of 2020), Mr. Foster, Ms. Harty. Mr. Hehir, Mr. Faiveley (appointed February of 2020), and Mr. Fernandez (until his retirement in May of 2020). Ms. Harty is the Chairperson of the Audit Committee. Each of the foregoing members of the Audit Committee during 2020, and currently, is independent, as independence is defined in the rules of the SEC and in the listing standards of the NYSE. The Board has determined that each of Ms. Harty, Mr. Foster, Mr. Faiveley and Mr. Hehir qualifies as an “audit committee financial expert” as defined in the regulations of the SEC.
Audit Committee Report
The Audit Committee is responsible for reviewing Wabtec’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In the performance of its oversight function, the Committee meets with Management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Committee meets privately with the independent registered public accountants, who have unrestricted access to the Audit Committee. Specifically, the Committee has reviewed and discussed with Management and the independent registered public accountants the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2020.
The Committee has also discussed with the independent registered public accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.
Furthermore, the Committee received and reviewed the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and have discussed with the independent registered public accountants their independence.

[22]	l Proxy Statement for 2021 Annual Meeting

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that Wabtec’s audited financial statements, as of and for the fiscal year ended December 31, 2020, be included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2020, to be filed with the Securities and Exchange Commission.
Respectfully submitted,
Linda A. Harty, Chair
Erwan Faiveley
Lee B. Foster, II
Brian P. Hehir
The Compensation Committee
Committee Members: Brian Hehir, Chair Lee Banks Michael Howell Ann Klee	A current copy of the charter is available on Wabtec’s website at: http://www.wabteccorp.com -> investor relations -> corporate governance
The Compensation Committee provides assistance to the Board relating to the compensation of Wabtec’s officers and directors. The Compensation Committee has authority, pursuant to its charter, to make recommendations to the Board, which then establishes compensation. The Compensation Committee’s principal responsibilities include:
•	reviewing and approving goals and objectives for the Chief Executive Officer and determining the Chief Executive Officer’s compensation;
•	reviewing and recommending compensation of all directors and officers; and
•	recommending incentive compensation plans and equity-based plans.
The Compensation Committee members in 2020 were Mr. Foster (until August of 2020), Mr. Banks (who joined the Committee in December of 2020), Ms. Klee, Mr. Hehir and Mr. Howell, all of whom were independent, as independence for such members is defined in the rules of the SEC and the listing standards of the NYSE. In addition, the Compensation Committee members each qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Mr. Foster served as the Compensation Committee’s Chair until August of 2020, at which time Mr. Hehir assumed the role of Chair. The Nominating and Governance Committee recommends the Compensation Committee members who are approved by the full Board of Directors. The Compensation Committee met 7 times in 2020. The Compensation Committee approved continued use of its charter at its February 11, 2021 meeting.
The Compensation Committee reviews our executive compensation arrangements and recommends changes or adjustments to the Board, which then establishes these items. Base salaries and bonus targets are established at the beginning of the fiscal year. Base salaries depend mainly on the executive officer’s position and responsibility, while cash bonuses are based on pre-established performance factors. These factors are established at the beginning of the year for 2020, were based on financial performance factors measuring earnings per share, earnings before interest and taxes, cash from operations, and earnings before interest and taxes margin.
Executive officers also receive long-term incentive compensation. With respect to the long-term incentive portion of executive compensation, the Compensation Committee has discretion to grant equity-based, long-term incentive awards under our 2011 Stock Incentive Plan, as amended and restated (the “2011 Stock Incentive Plan”). Such awards take the form of stock options, performance units and restricted share awards. The performance units are paid three years after award based on achieving a rolling three-year performance metric established at award, and the restricted shares and options vest in 1/3 increments on March 1 of each succeeding year. The Compensation Committee bases the amount of the award upon the executive’s job level, as well as other factors. These factors include benchmarking the total compensation an executive may earn to ensure it is competitive, compensating executives in a “pay for performance” manner and aligning the interests of the executives with the interests of the stockholders. The Committee also reviews the ratio of total compensation to total target cash compensation to ensure that the mix of long-term compensation is appropriate for each executive. Please see page 39 Long-Term Incentive Compensation for additional details.

l Proxy Statement for 2021 Annual Meeting	[23]

The Chief Executive Officer and Chief Human Resources Officer suggest guidelines in discussions with the Compensation Committee regarding executive compensation. They provide recommendations and information regarding the competitiveness of the industry, key employees, performance of individuals, succession planning and other relevant data to the committee. The Chief Executive Officer is not present during any discussions concerning his own compensation. The Compensation Committee also has the authority to retain compensation consultants, advisors and legal counsel as it deems necessary and has the sole authority to approve such consultants’ fees, which are payable by the Company. The Compensation Committee engaged the consulting firm Pay Governance, LLC (“Pay Governance”) during 2020. During its engagement, Pay Governance provided the following services: (i) reviewed and assessed the Company’s current compensation practices for executives; (ii) reviewed the current peer group and made recommendations to update the peer group; (iii) reviewed and provided a pay for performance assessment of the Chief Executive Officer compensation; (iv) provided benchmarking of peer group and relevant industry data; (v) provided data recommendations associated with the redesign of the 2020 long-term incentive plan; and (vi) provided data and recommendations on COVID related changes to the annual cash incentive program. In addition, Pay Governance reviewed and assessed the competitiveness of compensation provided to non-employee members of the Company’s Board of Directors. This review included benchmarking of the Peer Group and relevant industry data.
The Compensation Committee and Board adopted a recoupment policy during 2013. The recoupment policy provides that in the event of a financial restatement or a determination by the Board that misconduct by a responsible party caused financial or reputational harm to the Company, recoupment of cash bonuses and equity awarded as well as gains realized from the exercise of options may be pursued.
Compensation Committee Interlocks and Insider Participation
During 2020, Wabtec had no interlocking relationships in which (i) an executive officer of Wabtec served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of Wabtec; (ii) an executive officer of Wabtec served as a director of another entity, one of whose executive officers served on the Compensation Committee of Wabtec; or (iii) an executive officer of Wabtec served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Wabtec. No member of the Compensation Committee was at any time during the 2020 fiscal year or at any other time an officer or employee of the Company.
Compensation Committee Report
The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 29 through 55 of this proxy statement with management.
Based on this review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement, and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.
Respectfully submitted,
Brian P. Hehir, Chair
Lee C. Banks
Michael W. D. Howell
Ann R. Klee

[24]	l Proxy Statement for 2021 Annual Meeting

Stockholder Engagement
Ongoing engagement with our stockholders is important to us. We communicate with our stockholders through a variety of means, including direct interface, investor presentations, our website, and publications we issue. As part of our engagement program, our senior management team reaches out to our stockholders for dialogue concerning their priorities – which may include our business strategy, company culture, environmental, social, and corporate governance (“ESG”) matters, financial performance, capital allocation, executive compensation, climate-related risks and opportunities, and/or corporate governance. We value our stockholders’ views and their input is important. Our Investor Relations and Finance teams are dedicated to leading our engagement efforts and collaborating with Wabtec’s management teams and subject matter experts (SMEs) in order to provide appropriate resources for engagement with our stockholders. Our engagements with stockholders have been constructive and have provided management and the Board with insights on issues and initiatives that are important to our stockholders and other stakeholders.
We initiate formal outreach efforts in the months prior to our annual meeting of stockholders. Through that process, we contact stockholders and invite them to engage in discussions with our management team and SMEs on a variety of topics, including the stockholders’ priorities and interests, our proxy statement disclosures, stockholder proposals, company strategy, and ESG matters. Following our annual meeting, our engagement efforts continue so that we may follow up on matters brought to our attention and/or discuss new issues of interest.
As part of our engagement process in 2020, we engaged a third party to confidentially interview our stockholders to understand their attitudes toward Wabtec and how Wabtec can better provide them with information. Information from this endeavor was provided directly to our Board. We also respond routinely to individual stockholders and other stakeholders who inquire about our business. Input from our stockholders helps us formulate an appropriate action plan for addressing certain issues.

l Proxy Statement for 2021 Annual Meeting	[25]

Corporate Responsibility & Sustainability
This year, we released our 2020 Sustainability Report, which highlights Wabtec’s accomplishments and commitments to building a more responsible and sustainable future. Wabtec established the following Sustainability Principles to guide our sustainability strategy:
•	Innovation with Purpose, which is a commitment to developing responsible and sustainable products that minimize the impact on our planet;
•	Driving Responsible Operations, which is a commitment to providing safe working environments and products that enable productive and efficient use of resources; and
•
Empowering People and Communities, which is a commitment to driving an inclusive culture grounded in integrity, committed to the development of and investment in the communities where our teams live and work.

Our 2020 Sustainability Report outlines a series of goals to improve our performance on global environmental, social, and governance matters, and drive a better future for people and the planet. The report also shares notable actions taken by Wabtec to advance its sustainability strategy.
The report can be found at www.wabteccorp.com/sustainability.
In addition, and to further our Board of Directors’ commitment to oversight and accountability of environmental and social issues, the Board established the Environmental, Health and Safety Sub-Committee (the “EHS Subcommittee”) of the Nominating and Corporate Governance Committee, chaired by Board member Ann Klee. The EHS Subcommittee supports Wabtec’s on-going commitment to environmental, health and safety matters relevant to Wabtec including complying with all applicable laws and regulations affecting the health and safety of our employees and stakeholders, as well as protection of the environment.
Details of the EHS Subcommittee’s duties and responsibilities can be found in the Nominating and Corporate Governance Committee Charter located at https://ir.wabteccorp.com/investor-relations.
Wabtec’s 2020 Sustainability Report is not a part of this proxy statement. The report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of Wabtec’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

[26]	l Proxy Statement for 2021 Annual Meeting

Proposal 2—Advisory (Non-Binding) Resolution Relating to the Approval of 2020 Named Executive Officer Compensation
As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd- Frank Act”), we are providing our stockholders with a non-binding vote to approve our executive compensation programs and arrangements in accordance with Section 14A of the Exchange Act. In 2017, our shareholders indicated their approval of the Board of Directors’ recommendation that we solicit an advisory vote such as this on an annual basis. Our Board of Directors has adopted a policy that is consistent with that preference and, accordingly, we are providing our stockholders with an opportunity to vote on this proposal at this Annual Meeting. A “say on-frequency” vote is required every six years, and as such, our next say-on-frequency vote is expected to occur in 2023.
As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The overall objectives of our executive compensation program are to (i) enable us to attract, motivate and retain key executive talent essential to the achievement of our short-term and long-term business objectives; (ii) provide compensation competitive with others in our industry; (iii) reward senior executive officers in a “pay for performance” manner for accomplishment of pre-defined business goals and objectives; and (iv) align the interests of our executives with our stockholders. A significant portion of total executive compensation is variable compensation linked to corporate, business unit and individual performance. Our objective is to provide a significant portion of an executive’s total compensation in a form that is contingent upon achieving established performance goals that are intended to align the executives’ interests with those of our stockholders. In regard to compensation based on long-term performance, our objective is to provide a significant portion of such compensation in the form of equity awards.
Pursuant to the SEC rules, we are asking you to approve the 2020 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.
Under the Dodd-Frank Act and the related SEC rules, your vote on this resolution is an advisory or “non-binding” vote. This means that the purpose of the vote is to provide stockholders with a method to give their opinion to the Board of Directors of Wabtec about certain issues, like executive compensation. None of the Board, its committees or Wabtec is required by law to take any action in response to the stockholder vote. However, the Board values our stockholders’ opinions, and the Board intends to evaluate the results of this year’s vote carefully when making future decisions regarding compensation of the named executive officers. The stockholder advisory vote in connection with our 2020 annual meeting received approximately 80% approval by our stockholders, indicating support of our compensation programs and policies, but below our recent approval rates in excess of 92%. As a result, we engaged with our stockholders as set forth on page 25 - Stockholder Engagement. We believe that providing our stockholders with an advisory vote on our executive compensation program will further enhance communication with our stockholders, and it meets our obligations under the Dodd-Frank Act and the SEC’s rules.

l Proxy Statement for 2021 Annual Meeting	[27]

Vote Required
This proposal is adopted if a majority of the shares present in person or by proxy vote for the proposal. Because the total shares voted “for,” “against,” or “abstain” are counted to determine the minimum votes required for approval, if you abstain from voting, it has the same legal effect as if you vote against. If a broker limits the number of shares voted on the proposal on its proxy card or indicates that the shares represented by the proxy card are not being voted on the proposal, it is considered a broker non-vote. Broker non-votes are not counted as a vote or used to determine the favorable votes required to approve the proposal.
The Board recommends that you approve the following resolution:
RESOLVED, that the stockholders approve the 2020 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.
✔	The Board recommends you vote FOR the approval of the 2020 compensation of our named executive officers, as disclosed in this proxy statement pursuant to Regulation S-K of the SEC.

[28]	l Proxy Statement for 2021 Annual Meeting

Executive and Director Compensation
Compensation Discussion and Analysis
Named Executive Officers
As of December 31, 2020, our named executive officers (“NEOs”) were:
Name	Title
Rafael Santana	President and Chief Executive Officer
Patrick D. Dugan	Executive Vice President and Chief Financial Officer
David L. DeNinno	Executive Vice President, General Counsel and Secretary
Pascal Schweitzer	President, Freight Services Group
Nicole Theophilus	Executive Vice President and Chief Human Resources Officer
Albert J. Neupaver	Former Executive Chairman
Scott E. Wahlstrom	Former Executive Vice President, Chief Human Resources Officer
In July of 2020, Mr. Neupaver stepped down as Executive Chairman and assumed the role of non-executive Chairman of the Board of Wabtec. Mr. Wahlstrom stepped down from his role as Executive Vice President and Chief Human Resources Officer effective October of 2020 and retired from the Company in December 2020.
Executive Summary
This Compensation Discussion and Analysis should be read in conjunction with the tabular and narrative disclosures beginning on page 29 of this Proxy Statement. See “Executive Compensation Philosophy and Objectives” and the tables that follow for more information regarding our executive compensation programs.
Impact of Covid-19 Pandemic
On March 11, 2020, the World Health Organization designated the outbreak of the novel strain of coronavirus, known as COVID-19, as a global pandemic. Governments and businesses around the world have taken unprecedented actions to mitigate the spread of COVID-19, including but not limited to, shelter-in-place orders, quarantines, significant restrictions on travel, as well as restrictions that prohibit many employees from going to work. Our top concern is, and remains, the health and well-being of our employees around the world. To date, COVID-19 has surfaced in nearly all regions around the world and has impacted our sales channels, supply chain, manufacturing operations, workforce, and other key aspects of our operations. The outbreak and preventive measures taken to help curb the spread, including temporary plant closures in China, India, Italy and other countries where outbreaks and stay-at-home orders were most prevalent, had an adverse impact on our operations and business results for 2020.
As a result of the pandemic’s impact on our operational and financial results, in March 2020, the Company decided to freeze salaries for all salaried employees including the executive leadership team. In the fourth quarter of 2020, the Company lifted the pay freeze and decided to pay a lump sum catch-up payment equal to the merit increases that were not paid from April to December. Company executives were included in this process. In July 2020, the Committee made modifications to the Company’s Annual Cash Incentive program in order to focus the Company’s leaders on performance metrics within their control for the 2nd half of the year given that the Plan’s original metrics and goals were approved prior to the beginning of the pandemic. The modifications included the following:
•	The weighting associated with the individual performance goals was eliminated, resulting in financial performance being weighted at 100%
•	The additional metrics of EBIT margin and revenue were added to the previously established EPS and EBIT goals
•	The cash flow from operations metric was not changed

l Proxy Statement for 2021 Annual Meeting	[29]

•	The metrics were weighted to emphasize margin and cash from operations as follows:
○	EBIT Margin: 50% weighting
○	Cash Flow from Operations: 30% weighting
○	Earnings Per Share: 10% weighting
○	Consolidated Revenue: 10% weighting
While performance metrics were adjusted, the Committee maintained the original performance goals required for minimum and target performance approved prior to the pandemic. Bonuses were earned under the plan at 75.58% of target for Mr. Santana, Mr. Dugan, Mr. DeNinno, Ms. Theophilus, Mr. Wahlstrom and Mr. Neupaver. Mr. Schweitzer’s bonus was earned at 81.56% of target.
In its deliberations, the Committee also determined that no modifications would be made to any of the outstanding performance share unit awards under the Company’s long-term incentive program. Therefore, payouts for the 2018 - 2020 performance period were earned at 40.5% of target on three-year economic profit goals established in February 2018.
EPS means our “adjusted earnings per diluted share” as described in our 2020 year-end earnings release included with our Form 8-K filed on February 18, 2021. The amount is based on our GAAP earnings per diluted share, adjusted for amortization expense, certain restructuring costs and other non-recurring items detailed in the earnings release.
Cash from operations means our “adjusted cash flow” based on our GAAP cash flow from operations, adjusted for certain restructuring costs and other non-recurring items detailed in our earnings release included with our Form 8-K filed on February 18, 2021.
EBIT Margin means our “adjusted earnings before interest and taxes” (as described in our 2020 year-end earnings release included with our Form 8-K filed on February 18, 2021. The amount is based on our GAAP income from operations, adjusted for amortization expense, certain restructuring costs and other non-recurring items detailed in the earnings release.) divided by consolidated revenue.

[30]	l Proxy Statement for 2021 Annual Meeting

Compensation Practices
The Compensation Committee has implemented the following best practices with respect to the executive compensation program:
What we do:	What we don’t do:
 ✔ Review the executive compensation arrangements each year and the Company’s long-term business strategy, the results of the most recent say-on-pay advisory vote and contemporary market practices as periodically provided by our independent consultant.
 ✔ Use the Company’s stock price and other value-creating financial metrics such as earnings before interest and taxes, earnings per share, working capital, economic profit, return on invested capital and relative total stockholder return in our executive incentive arrangements.
 ✔ Annually review the risks associated with our compensation programs and mitigate the risks by:
 • capping incentive payouts earned under our annual cash incentive award plan and our performance unit long-term incentive plan;
 • maintaining stock ownership guidelines for executive management and non-employee directors;
 • maintaining a recoupment policy that applies to
our cash and equity incentive awards;
 • maintaining a policy that prohibits the pledging
of Company stock; and
 • maintaining a policy that prohibits the hedging
of Company stock.
 ✔ Require both a qualified change in control and employment termination (double trigger) for any cash severance to be paid under our change in control agreements.

 ✘ Gross-up for income or excise taxes on perquisites
or severance benefits related to a change in control.
 ✘ Provide executives with an enhanced executive retirement program but rather a defined contribution or defined benefit plan similar to that provided to all employees in the country where such employees reside.
 ✘ Provide dividends or dividend equivalents on
unearned performance shares.
 ✘ Re-price or backdate stock options.

l Proxy Statement for 2021 Annual Meeting	[31]

2020 Business Highlights
In 2020, total sales were approximately $7.6 billion, with cash flow from operations of $784 million including approximately $220 million in one-time cost impacts related to restructuring, transaction and litigation costs.
We achieved an adjusted EBIT margin of 15.1 percent and ended the year with adjusted earnings per diluted share of $3.79, excluding certain expenses detailed later in this report. Throughout the year, we continued to aggressively manage conditions under our control and delivered over $150 million in net synergies. We are on track to achieve the full run rate of $250 million in synergies in 2021 and have positioned the company for long-term profitable growth.
Our balance sheet was strengthened by reducing debt by $190 million, while keeping a focus on our liquidity position, which at end of year stood at $1.9 billion in cash, cash equivalents, and available credit facilities. We executed on our strategic priorities and returned roughly $300 million of capital to shareholders via dividends and share repurchase. Our multi-year backlog also remained strong at $21.6 billion, giving us good visibility into 2021 and beyond.
Key business highlights include:

SALES

$7.6B

Sales declined 8% from 2019 due to disruption caused by the COVID-19 pandemic.

ADJUSTED EBIT MARGIN

15.1%

Delivered 200 basis point improvement in adjusted Transit Segment EBIT margin.

NET SYNERGIES REALIZED

$150M

Achieved $150 million in synergies related to the merger with GE Transportation. On-track to deliver full $250 million run-rate in 2021.

OPERATING CASH FLOW

$784M

Strengthened Wabtec's financial position by paying down debt by $190 million and returned $300 million in capital to shareholders via dividends and share repurchases.

*	See page 60 for reconciliation of GAAP to non-GAAP measures referenced in this section.

[32]	l Proxy Statement for 2021 Annual Meeting

Role of 2020 Advisory Vote on Executive Compensation in the Compensation Decision Process
The Compensation Committee reviewed the results of the 2020 stockholder advisory vote on executive officer compensation and incorporated the results as one of the many factors considered in connection with the discharge of its responsibilities. At our 2020 Annual Meeting of Stockholders, approximately 80% of our stockholders approved the compensation program described in our 2020 proxy statement. While the Compensation Committee interpreted this level of support as affirmation of the design and objectives of our 2020 executive compensation programs, we took steps to further enhance our compensation practices for 2021. This includes improved stockholder engagement as set forth on page 25, modifying performance unit awards based on the relative stock price of Wabtec and its Peer Group and implementing a minimum vesting requirement of at least 12 months in our equity plan documents for restricted stock and options.
Executive Compensation Philosophy and Objectives
Overview. This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers during 2020. This discussion focuses primarily on the fiscal year 2020 information contained in the following tables and related footnotes and narrative. We discuss compensation actions taken prior to 2020 or in 2021 if we believe it provides relevant information.
The principal elements of our executive compensation program are base salary, annual cash incentives, and long-term equity incentives in the form of restricted stock awards and units, stock options and performance units. Our other benefits and perquisites consist of life and health insurance benefits, social and health club dues, and a qualified 401(k) savings plan (including company matching contributions). Our philosophy is to position the aggregate of these elements at approximately the median of that paid to executives of our Peer Group with similar responsibilities. To ensure that the Company is able to attract and retain highly talented and diverse executives, the Company benchmarks executive compensation using a reputable compensation survey of similar-sized companies and also uses available proxy disclosure compensation information of a group of similar-sized manufacturing companies. This group was established in early 2019 prior to the close of our transaction with GE Transportation. This peer group provided insights to the Committee as it made compensation decisions in early 2020.
Our Peer Group represents a group of manufacturing companies who generally align with the following criteria:
•	Large industrial companies in GICS sectors generally representing Machinery, Electrical Equipment, Auto Components, and Road and Rail
•	Revenues that range from approximately half to double that of the Company
•	Market capitalization reasonably aligned with the Company
•	Capital intensive businesses
•	Similar employee levels
The following 19 companies comprised the peer group (“Peer Group”) in early 2020:
AGCO Corporation	Fortive Corporation	Rockwell Automation, Inc.
American Axle & Manufacturing Holdings, Inc.	Howmet Aerospace, Inc.	Tenneco, Inc.
AMETEK, Inc.	Illinois Tool Works, Inc.	Terex Corporation
CSX Corporation	Navistar International Corporation	Textron, Inc.
Dana, Inc.	Norfolk Southern Corporation	Xylem, Inc.
Dover Corporation	Oshkosh Corporation
Flowserve Corporation	Parker Hannifin Corporation

l Proxy Statement for 2021 Annual Meeting	[33]

During 2020, the Compensation Committee, with the assistance of its independent consultant, conducted a comprehensive review of the peer group and approved the following 21 company peer group using the selection criteria above. This peer group was for relative performance purposes for the Company’s 2020 long-term incentive plan and for use in making 2021 compensation decisions.
AGCO Corporation	Fortive Corporation	Parker Hannifin Corporation
AMETEK, Inc.	Howmet Aerospace, Inc.	Rockwell Automation, Inc.
BorgWarner, Inc.	Illinois Tool Works, Inc.	Terex Corporation
CSX Corporation	Ingersoll Rand, Inc.	Textron, Inc.
Cummins, Inc.	Navistar International Corporation	The Greenbrier Companies, Inc.
Dover Corporation	Norfolk Southern Corporation	Trinity Industries, Inc.
Emerson Electric Co.	Oshkosh Corporation	Xylem, Inc.
Objectives and Philosophy. The overall objectives of our executive compensation program are to (i) enable us to attract, motivate and retain key executive talent essential to the achievement of our short-term and long-term business objectives; (ii) provide compensation competitive with others in our industry; (iii) reward senior executive officers in a “pay for performance” manner for accomplishment of pre-defined business goals and objectives; and (iv) align the interests of our executives with our stockholders. A significant portion of total executive compensation is variable compensation linked to corporate, business unit and individual performance. Our objective is to provide a significant portion of an executive’s total compensation in a form that is contingent upon achieving established performance goals. In regard to compensation based on performance, our objective is to provide a significant portion of such compensation in the form of equity awards.
In 2020, our named executive officer’s compensation, based on actual amounts awarded, was allocated as follows:

NEOs Compensation Allocation

Rafael Santana
14%
16%
69%
Patrick D. Dugan
26%
16%
59%
David L. DeNinno
30%
16%
53%
Pascal Schweitzer
31%
25%
44%
Nicole Theophilus
12%
8%
80%
Albert J. Neupaver
21%
10%
69%
Scott E. Wahlstrom
16%
8%
76%
Salary
Annual Incentive Award
Long-Term Incentive Award

In setting base salaries at the beginning of the year, the Compensation Committee generally reviews benchmark information about compensation levels in Wabtec’s industry and among its Peer Group based on the position and

[34]	l Proxy Statement for 2021 Annual Meeting

responsibility of the particular executive provided by the Compensation Committee’s independent consultant. The Compensation Committee uses benchmarking to establish base salaries as discussed below. The cash bonus for 2020 is a cash award determined by the Compensation Committee based on pre-established performance factors. These factors are traditionally established at the beginning of the year. Solely for the 2020 cash bonus, modifications as a result of COVID were implemented resulting in the use of financial performance factor measuring either earnings per share or earnings before interest and taxes (EBIT), cash from operations, EBIT Margin and revenues. Long-term incentives in the form of stock options, restricted stock, restricted stock units and performance units are granted to provide the opportunity for long-term compensation based upon the performance of Wabtec and its ability to meet its long-term goals and objectives.
Compensation Process.
Compensation Committee. Executive officer compensation is administered by the Compensation Committee. The Compensation Committee approved the 2020 compensation arrangements for executive officers, including base salaries, cash bonuses and equity awards, described in this compensation discussion and analysis and recommended them to the full Board, which then approved them. Our Board of Directors delegates to the Compensation Committee the direct responsibility for, among other matters:
•	reviewing and approving goals and objectives for the Chief Executive Officer and determining the Chief Executive Officer’s compensation;
•	reviewing and recommending compensation of all directors and executive officers; and
•	recommending incentive compensation plans and equity-based plans.
Role of Compensation Experts. Pursuant to its charter, the Compensation Committee is authorized to engage compensation consultants to assist it with its duties. The Compensation Committee has the sole authority to engage any outside counsel or other experts or consultants to assist it in the evaluation of compensation of our directors and executive officers, including the sole authority to approve such consultants’ fees and other retention terms. The Compensation Committee may also obtain advice from legal, accounting, human resources and other advisors as it deems necessary. The Compensation Committee engaged the consulting firm Pay Governance during 2020. During its engagement, Pay Governance provided the following services: (i) reviewed and assessed the Company’s current compensation practices for executives; (ii) reviewed the current peer group and made recommendations to update the peer group; (iii) reviewed and provided a pay for performance assessment of the Chief Executive Officer compensation; (iv) provided benchmarking of peer group and relevant industry data; (v) provided data recommendations associated with the redesign of the 2020 long-term incentive plan; and (vi) provided data and recommendations on COVID related changes to the annual cash incentive program.
Role of Our Executive Officers in the Compensation Process. The Chief Executive Officer and the Executive Vice President, Chief Human Resources Officer suggest guidelines in discussions with the Compensation Committee regarding executive compensation. They provide recommendations and information regarding the competitiveness of the industry, key employees, performance of individuals, succession and other relevant data to the Compensation Committee. The Chief Executive Officer is not present during any discussions concerning his own compensation.
Components of Compensation.
Our 2020 compensation program elements were primarily structured to reward our executive officers for achieving certain financial and business objectives.
Base Salaries. Base salaries for our executive officers are reviewed annually and reflect on the executive’s role and responsibility relative to the competitive market. In defining the competitive market, the Company uses two different benchmarks, compensation information representing our Peer Group and broader benchmark compensation data based on a survey of companies that are similarly sized in terms of revenue. Individual salaries may be above or below the competitive median based on the individual’s contribution to business results, length of time in role, capabilities and qualifications, potential and the importance of the individual’s position to our success.
For 2020, the COVID crisis impacted both the timing and manner in which base salary changes were granted. Early in 2020 the Company conducted its annual review of base salaries and put forward proposed increases to be effective April 1. However, in March 2020, the Company decided to freeze salaries for all salaried employees including the executive leadership team. In the 4th quarter of 2020, the Company lifted the pay freeze and also decided to pay a lump sum catch-up payment equal to the merit increases that were not paid from April to

l Proxy Statement for 2021 Annual Meeting	[35]

December. Company executives were included in this process. As a result, eligible executives were paid a lump sum catch-up payment to compensate them for the missed base salary increase from April to December and executive base salaries were increased in December 2020 to reflect those increases approved by the Compensation Committee earlier in 2020.
The base salary changes and merit increase lump sum catch-up payments of our named executive officers resulting from the process described herein was as follows:

The Compensation Committee is dedicated to ensuring competitive compensation for each of Wabtec’s key employees and believes that these increases are in line with comparable industry practices and are merited based upon personal performance, company performance and return to our stockholders.
Annual Cash Incentive Awards. Our annual incentive award plan is intended to: (i) compensate participants directly if strategic and financial performance targets are achieved and (ii) reward participants for performance on those activities that are most directly under their control and for which they are held accountable. Corporate, business unit and individual performance goals under the annual incentive plan are linked to our annual business plan and budget. The actual amount of cash bonuses is a function of the Company’s overall financial performance, the participant’s individual performance and Board approval.
The cash bonus targets for 2020 for each of the named executive officers as a percentage of base salary were:

[36]	l Proxy Statement for 2021 Annual Meeting

NEOs Cash Bonus Targets
150%
80%
70%
100%
70%
100%
60%
150
125
100
75
50
25
0
Rafael Santana
Patrick D. Dugan
David L. DeNinno
Pascal Schweitzer
Nicole Theophilus
Albert J. Neupaver
Scott E. Wahlstrom

Overall, total target cash compensation (the sum of salary and target cash bonus) for our executive officers is competitive with market practice for similar executive positions in similar companies when performance goals under the annual cash bonus plan are achieved.
The COVID crisis significantly impacted the design of our 2020 annual cash award incentive program. Entering 2020, the Company had re-designed the program. Cash bonuses were to be based upon the success of two factors: (1) financial performance (ranging from 0 to 225%) constituting 80% of the total payout, that measured either adjusted earnings per share (“EPS”) or earnings before interest and taxes (“EBIT”) and cash from operations (measured excluding extraordinary items related to transaction costs, restructuring, and debt refinancing costs); and (2) personal performance (ranging from 0 to 225% maximum) constituting 20%of the total payout that measured whether the executive had attained certain goals agreed to by the executive, the executive’s supervisor, and the Board. The weighted average of the two would be combined and called the combined performance factor or “CPF”. The cash bonus formula was based on the product of the participant’s base salary, the participant’s target cash bonus percentage, and the CPF. If both the financial performance and the applicable personal performance results were achieved, the named executive officers would earn 100% of their target cash bonus. To qualify for the minimum payout performance factor for EPS/ EBIT or cash flow financial metrics under the cash bonus plan, the business unit or Company, as applicable to the particular participant, must achieve at least 80% of its plan’s target EPS or EBIT, or 80% of its cash flow plan target for the year, as the case may be. At 80% achievement, the executive would receive a 25% payout. At 125% of goal achievement, the executive would receive 225% of payout. We believe that this philosophy encouraged Wabtec and our executives to establish ambitious goals and that the program promoted teamwork, productivity and profitability. Target cash bonuses and performance factors were approved by the Compensation Committee at its meeting in February 2020.
As the pandemic began to impact Wabtec during the second quarter of 2020, the Company was concerned about its ability to continue to attract and retain its employees while delivering on its stated goals to our stockholders. Given the continuously changing environment, the Compensation Committee decided to review the cash bonus program that was established at the beginning of the year. During the second quarter of 2020, the Compensation Committee reviewed the design and the goals associated with the program. In July 2020, the Compensation Committee decided to modify the executive incentive program construct. The Compensation Committee modified the program as follows:

l Proxy Statement for 2021 Annual Meeting	[37]

1)	The weighting associated with the individual performance goals was eliminated, resulting in financial performance being weighted at 100%;
2)	The additional metrics of EBIT margin and revenue were added to the previously established EPS and EBIT goals; and
3)	The metrics were re-weighted to emphasize margin and cash from operations.
The cash from operations metric remained unchanged. The emphasis placed on margin and cash from operations, along with the addition of the revenue metric were intended to focus the Company’s leaders on items within their control for the 2nd half of the year. To ensure alignment with the interests of our stockholders, original 2020 goals for EPS, revenue and cash from operations remained as originally established at the beginning of the year. For 2020, the Company’s EPS achieved a CPF of 25%, cash from operations results achieved a CPF of 100%, EBIT margin achieved a CPF of 78.2% and Revenue achieved a CPF of 50%. The CPF for group executives and business unit leaders is based on performance to pre-established, EBIT or EPS, EBIT margin, working capital/ cash flow and revenue metrics relating to the applicable group and or business unit. We believe that the changes enacted encouraged Wabtec and our executives to focus on items within their control and continued to promote teamwork, productivity and profitability.
The table below provides both the 2020 financial metrics and our performance achieved in 2020 for our corporate wide executives including, Mr. Santana, Mr. Dugan, Mr. DeNinno, and Ms. Theophilus:

The table below provides the financial metrics and our performance achieved in 2020 of our Freight Services Group executives, including Mr. Schweitzer:

EPS means our “adjusted earnings per diluted share” as described in our 2020 year-end earnings release included with our Form 8-K filed on February 18, 2021. The amount is based on our GAAP earnings per diluted share, adjusted for amortization expense, certain restructuring costs and other non-recurring items detailed in the earnings release.
Cash from operations means our “adjusted cash flow” based on our GAAP cash flow from operations, adjusted for certain restructuring costs and other non-recurring items detailed in our earnings release included with our Form 8-K filed on February 18, 2021.

[38]	l Proxy Statement for 2021 Annual Meeting

EBIT Margin means our “adjusted earnings before interest and taxes” (as described in our 2020 year-end earnings release included with our Form 8-K filed on February 18, 2021. The amount is based on our GAAP income from operations, adjusted for amortization expense, certain restructuring costs and other non-recurring items detailed in the earnings release.) divided by consolidated revenue.
Long-Term Incentive Compensation. Our Compensation Committee administers our long-term incentive compensation through the 2011 Stock Incentive Plan, under which we grant stock options, restricted stock, restricted stock units and performance units.
Stock options and restricted stock are a part of our long-term incentive compensation program that seeks to align the interests of our executives with our stockholders. We have typically granted stock options and restricted stock in February or March of the applicable year. We have historically awarded options to purchase our common stock to executive officers at the fair market value (average of the high and low price) of our common stock at the grant date. We have not re-priced or back-dated any option awards. The vesting schedule for each grant of options and restricted stock is determined by the Compensation Committee and was in 25% increments over a four-year period, subject to continued employment with the Company, prior to March 2019. Effective March 2019, the vesting schedule for each grant of options and restricted stock was changed to three years. In March 2020, we granted both restricted stock and stock options to all named executive officers as part of their long-term compensation with the Company. The grant date fair value of those awards is reflected in the Summary Compensation Table on page 43.
The Company also administers a rolling three-year long-term incentive program using performance units. A performance unit is equal to a share of Wabtec common stock. This program is designed to reward executives for meeting or exceeding preestablished, objective financial performance goals over a three-year performance period. The program is structured as a rolling three-year plan; each year starts a new three-year performance cycle with the most recently commenced cycle being 2021-2023.
For awards made for the 2018-2020 and 2019-2021 performance periods, the awards are earned based on economic profit growth goals. Economic profit is a measure of the extent to which the Company produces financial results in excess of its cost of capital. Payouts range from 25% of target (for performance at 50% of target) to 200% of target (for performance at or above 150% of target).
For the 2020-2022 award, the Committee made adjustments to the long-term incentive plan program performance metrics reflecting the significant changes to the Company with the completion of the GE Transportation transaction. Rather than utilizing the single metric of economic profit, the Committee established the use of three metrics: 1) three-year average annual Return on Invested Capital (ROIC); 2) three-year average annual Cumulative Cash Conversion (CCC); and 3) Relative Total Stockholder Return (RTSR). ROIC and CCC results are weighted at 50% respectively. The combined results from the two goals are then subject to modification upward or downward (+/-10%) based on Wabtec’s RTSR results. For purposes of this award:
1)
ROIC means for a year (A) the Company’s Adjusted EBITDA after tax, divided by (B) the sum of the Company’s year-end net debt plus shareholders’ equity. For this purpose, Adjusted EBITDA means the Company’s income from operations plus depreciation and amortization, as adjusted for presentation to the Company’s investors in the Company’s annual earnings release.

2)	CCC means for a year (A) the Company’s cash from operations divided by (B) the sum of the Company’s net income plus depreciation and amortization.
3)
RTSR measures the percentile ranking of the Company’s total stockholder return (changes in stock price plus dividends) for the performance period against the total stockholder return of the Company’s compensation peer group described above.

Beginning with the 2020-2022 awards, if Wabtec achieves the maximum three-year cumulative ROIC and, CCC results, a participant can earn a maximum number (equal to 200% of the target level) of performance units. The RTSR modifier cannot increase the payout above 200% of the target. If Wabtec achieves the threshold three-year ROIC and CCC cumulative goals, a participant can earn a threshold number (equal to 25% of the target level) of performance units which would be subject to modification up or down based on RTSR. Payouts would range from 25% of target for performance at 75% of target to 200% of target for performance at or above 125% of target. No performance units would be earned for performance below the three-year cumulative ROIC and CCC and thresholds.

l Proxy Statement for 2021 Annual Meeting	[39]

The long-term incentive program is intended to encourage the long-term stability of Wabtec’s management by establishing ambitious goals designed to promote the long-term productivity and profitability of the Company. If a program participant leaves the Company voluntarily, or is terminated for cause, they are not eligible to receive any performance units he or she may have earned under the program. If a program participant otherwise leaves the Company, their payout may be pro-rated in accordance with the amount of time they participated in the program relative to the performance period. These goals were based on a range of considerations including expected demand in Wabtec’s key end user markets, investor expectations and management’s business plan which includes year over year growth.
For the 2018-2020 performance period, the below named executive officers received the payouts as set forth below in March of 2021 which represented 40.5% of the target amount:
Mr. Dugan	3,241 shares of Wabtec common stock with a value at payout of $250,437.04
Mr. DeNinno	2,431 shares of Wabtec common stock with a value at payout of $187,843.33
Mr. Neupaver	4,051 shares of Wabtec common stock with a value at payout of $313,020.74
Mr. Wahlstrom	1,216 shares of Wabtec common stock with a value at payout of $93,360.36
Mr. Santana, Mr. Schweitzer and Ms. Theophilus did not participate in the plan as they were not Wabtec employees at the time these awards were granted.
The Company also made two special awards during 2019 related to the closing of the merger with GE Transportation. First, some employees, including Mr. Dugan and Mr. DeNinno, received a “special success award” in the form of restricted shares vesting annually over three years following the grant in March 2019. These awards were intended to reward individuals who expended significant time and effort beyond their normal duties to ensure the successful closing of the merger and provide additional retention incentives tied to our stock price for individuals critical to the merger’s long-term success. Second, a broad group of employees, including each of the named executive officers except Ms. Theophilus, received a “special synergy award” in the form of restricted shares that vest based on our achievement of specified cost-savings and other net synergy goals achieved as a result of the merger. These awards are intended to focus award recipients on achieving net synergy goals for the merger that will help drive long-term stockholder value. The awards measure performance against these goals annually for each of 2019, 2020, and 2021, with vesting on each of the three anniversary dates of the award. Depending on the degree of achievement of the performance goals for a year, anywhere from 0% to 50% of the award can vest as of that year’s vesting date. For 2020, the annual performance goal was a target net synergies of $150 million, and actual performance was net synergies of $150 million. As a result, all remaining net synergy awards became vested on the second vesting date in March 2021.
Equity awards made in February 2020 to all named executive officers are detailed under the table “2020 Grants of Plan Based Awards” on page 46. Options and restricted stock are generally granted to employees, including our executive officers, each February as part of their long-term compensation. Additional awards were made throughout the year to new hires, current employees in connection with promotions, and key management obtained through acquisitions. We vary the relative amounts of options and restricted stock granted in a given year based on a number of factors including the overall performance of the Company, the stock price and retention of key management. The primary purposes of the long-term incentive program are to align the interests of executive officers and other key employees with those of our stockholders, to attract and retain key executive talent and to provide an incentive to meet and exceed long-term financial goals. Employees eligible for the long-term incentive program include those who are determined by the Compensation Committee to be in key policy-setting and decision-making roles, and to have responsibilities that contribute significantly to achieving our earnings goals. The size of an individual’s long-term incentive award is based primarily on individual performance, the individual’s responsibilities and position with our company. Long-term incentive award values generally are competitive with market practice among our Peer Group and other general industries reviewed by the Compensation Committee.
Any awards made under the 2011 Stock Incentive Plan may be subject to forfeiture at the discretion of the Compensation Committee if between the date of grant and the third anniversary of any exercise, payment or vesting of the award, the participant:
(i)	engages in the operation or management of a business (whether as owner, partner, officer, director, employee or otherwise) which is in competition with the Company or any of its subsidiaries;

[40]	l Proxy Statement for 2021 Annual Meeting

(ii)
induces or attempts to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relationship with the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries or in any way interferes with the relationship between any such customer, supplier, licensee or other person and the Company or any of its subsidiaries;

(iii)
solicits any employee of the Company or any of its subsidiaries to leave the employment thereof or in any way interferes with the relationship of such employee with the Company or any of its subsidiaries; or

(iv)
makes any statements or comments, orally or in writing, of a defamatory or disparaging nature regarding the Company or any of its subsidiaries (including but not limited to regarding any of their respective businesses, officers, directors, personnel, products or policies).

Such forfeiture does not apply following the occurrence of a change of control event unless the award agreement specifically so provides or as required by applicable law.
Perquisites and Other Personal Benefits. Supplemental benefits are offered to selected executive officers with the goal of attracting and retaining key executive talent. Those perquisites may include life and health insurance benefits, car and housing allowances, and social and health club dues.
Retirement Benefits. The Company maintains a qualified defined contribution program which includes a Company match on participant contributions which is provided to executives in the United States, on the same basis as is provided to other salaried employees of the Company who reside in the U.S. The Company also maintains various defined benefit plans which are provided to executives based on the same basis as are provided to other employees of the Company who reside or work outside the U.S.
Deferred Compensation Plan. The Company sponsors a deferred compensation plan for executive officers and non-employee directors. Under the terms of the plan, eligible employee executive officers may elect to defer their base salary, cash bonus and/or long-term incentive payout. No NEOs deferred any compensation during 2020 or any prior years.
Stock Ownership Requirements
Wabtec has established stock ownership guidelines to encourage our key employees and Board members to own and retain shares of stock. The guidelines are as follows: President and CEO to accumulate shares having a value equal to seven times base salary; executive officers to accumulate shares having a value equal to three times base salary; and general managers and equivalent to accumulate shares having a value equal to two times base salary. Non-employee Board members are required to accumulate shares having a value equal to six times their cash retainer (increased during 2020 from previous requirement of four times). The aforementioned employees and directors are given five years to satisfy these guidelines. The Compensation Committee is responsible for administering and monitoring compliance with this guideline, including establishing parameters for determination. As of December 31, 2020, except for Mr. Banks, Ms. Klee, Mr. Santana, Mr. Schweitzer and Ms. Theophilus, each of whom have been a director or executive with Wabtec for less than two years as of December 31, 2020, each of the named executive officers and non-employee board members has met their required stock ownership described above (including any shares deferred pursuant to the Deferred Compensation Plan). As of January 31, 2021, our directors and executive officers as a group owned approximately 4.39% of our common stock.
Recoupment Policy
In the event of a financial restatement or a determination by the Board of Directors that misconduct by a responsible party caused financial or reputational harm to the Company, the Compensation Committee reviews the circumstances and makes recommendations to the Board as to whether recoupment should be pursued. Misconduct shall include any intentional or reckless violation of Wabtec policies or any grossly negligent act or failure to act. The Compensation Committee also reviews all compensation that has been awarded to the responsible party and determine how such compensation may have been affected by the financial restatements or misconduct.
Should the Board determine that recoupment is appropriate, the Company may recoup from the responsible parties any cash bonuses and equity awards in reliance on the financial statements that were restated or for the year in which the financial harm occurred as well as any gains realized from the exercise of options to the extent the Compensation Committee determines that the gains were based on such financial statements or resulted from such misconduct.

l Proxy Statement for 2021 Annual Meeting	[41]

Prohibition on Hedging
The Company considers it improper and inappropriate for any of its directors and officers, including the named executive officers, to engage in short-term or speculative transactions in Wabtec securities or in other transactions that may (i) lead to inadvertent violations of insider trading laws, (ii) reduce an officer’s or director’s incentive to improve Wabtec’s performance, (iii) focus the officer’s or director’s attention on short-term performance at the expense of long-term objectives, or (iv) otherwise engage in transactions to hedge or offset any decrease in the market value of Wabtec’s stock. To that end, the Company has adopted and maintains a policy covering transactions involving all Wabtec stock held by its officers or directors, including but not limited to stock held directly or indirectly by such officer or director and stock or other equity granted to an officer or director as part of their compensation.
Transactions Prohibited	Permitted Transactions
The following transactions are prohibited by Wabtec officers and directors:	During a quiet period and with the prior approval of the Wabtec Legal Department, directors and officers are permitted to:
 ✘ Short sales of Wabtec stock;
 ✘ Buying and selling publicly traded Wabtec options;
 ✘ Standing orders to buy or sell Wabtec stock;
 ✘ Hedging or monetization transactions such as zero cost collars, forward sale contracts involving Wabtec stock;
 ✘ Pledges of Wabtec stock as collateral for loans or
margin accounts; or
 ✘ Enter into Rule 10b5-1 plans to buy or sell Wabtec stock during blackout periods or when in possession of material, non-public information.

 ✔ Conduct cashless exercises of options if no Wabtec securities are sold in the market to fund such exercise;
 ✔ Continue regular and matching contributions in
benefit plans;
 ✔ Make gifts of Wabtec securities unless the recipient intends to sell the securities during the quiet period and the donee has knowledge of such intent to sell during the quiet period; and
 ✔ Conduct transactions in previously approved and adopted Rule 10b5-1 plans.

Post-Termination Compensation.
The Board of Directors has entered into employment continuation agreements with certain senior executive officers, including Mr. Dugan, Mr. DeNinno and Ms. Theophilus, as well as a Severance Agreement with Mr. Santana. These agreements are discussed in this Proxy Statement beginning on page 51. Also discussed below, certain of our benefit plans contain provisions that address termination of an individual or a change in control of the Company.
Tax Implications of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the deductibility of compensation in excess of $1 million paid to certain covered employees (generally including the NEOs) in any calendar year. As a result, compensation paid in excess of $1 million to our named executive officers generally will not be deductible. The Compensation Committee designs compensation programs that are intended to be in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.
Accounting Considerations with Regard to Compensation Practices. The Compensation Committee reviews on an on-going basis the impact of our compensation programs on Wabtec’s financial statements, including the accounting treatment of equity-based compensation, and the Compensation Committee’s decisions may be influenced by such factors.

[42]	l Proxy Statement for 2021 Annual Meeting

Summary Compensation Table
This table shows the compensation for Wabtec’s named executive officers for the year indicated. The Salary for each named executive officer in 2020 includes a lump sum catch-up payment equal to the salary merit increases that were not paid from April to December.
Name and Position		Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (6)
Rafael Santana President and Chief Executive Officer	2020	$1,200,000	$5,248,658	$583,826	$1,378,440	$2,633,494	$11,044,418
	2019	$831,205	$5,003,742	$193,648	$1,427,880	$27,552	$7,484,027
Patrick D. Dugan Executive Vice President and Chief Financial Officer	2020	$700,000	$1,446,833	$160,943	$428,848	$27,989	$2,764,613
	2019	$677,100	$2,733,575	$152,152	$668,320	$26,593	$4,257,740
	2018	$650,000	$1,550,664	$115,304	$516,723	$25,819	$2,858,510
David L. DeNinno Executive Vice President, General Counsel and Secretary	2020	$625,000	$990,717	$110,201	$335,038	$50,604	$2,111,560
	2019	$602,100	$2,196,749	$110,656	$568,155	$39,364	$3,517,024
	2018	$575,000	$1,306,578	$86,478	$400,000	$35,564	$2,403,620
Pascal Schweitzer President, Services Group	2020	$525,000	$678,573	$71,340	$428,190	$838,907	$2,542,010
Nicole Theophilus Executive Vice President and Chief Human Resources Officer	2020	$166,667	$1,063,694	$53,070	$110,150	$6,587	$1,400,168
Albert J. Neupaver (4) Chairman	2020	$784,383	$2,387,169	$251,635	$380,551	$38,113	$3,841,851
	2019	$1,002,100	$4,040,322	$221,312	$1,236,383	$39,770	$6,539,887
	2018	$700,000	$2,615,300	$411,800	$695,589	$28,714	$4,451,403
Scott E. Wahlstrom (5) Former Executive Vice President and Chief Human Resources Officer	2020	$427,100	$1,858,131	$115,864	$196,244	$1,829,601	$4,426,940
	2019	$427,100	$1,010,081	$55,328	$333,737	$27,570	$1,853,816
(1)
Reflects the aggregate grant date fair value dollar amount computed in accordance with FASB ASC Topic 718, which we refer to as “ASC 718”, related to the awards of a) restricted stock made to the named executive officers in March 2020 under the 2011 Stock Incentive Plan; and b) long-term incentive awards granted to the named executive officers in 2020 for the 2020-2022 performance period. For the assumptions used in the calculation of this amount under ASC 718, see Note 13 of the Notes to the Consolidated Financial Statements in Wabtec’s Annual Report on Form 10-K for the year ended December 31, 2020. The value of the 2020 long term incentive award is based on probable achievement of the applicable target performance goals. The value of that award based on achievement of maximum performance level would be: for Mr. Santana – $6,174,911 ; for Mr. Dugan – $1,702,111; for Mr. DeNinno – $1,165,550; for Mr. Schweitzer $798,339; for Ms. Theophilus $700,036; for Mr. Neupaver – $2,661,340; and for Mr. Wahlstrom – $581,209. Also includes the incremental grant date fair value of certain performance units and restricted shares modified for Mr. Wahlstrom in accordance with his Transition Agreement with Wabtec dated November 25, 2020. See Grants of Plan-Based Awards for additional details.

(2)
Reflects the aggregate grant date fair value dollar amount computed in accordance with ASC 718 related to the named executive officers that had stock options granted during the year. For the assumptions used in the calculation of this amount under ASC 718, see Note 13 of the Notes to the Consolidated Financial Statements in Wabtec’s Annual Report on Form 10-K for the year ended December 31, 2020.

(3)	Reflects amounts earned by the named executive officers for fiscal years 2020, 2019 and 2018 under Wabtec’s annual incentive award plan. Payment for 2020 performance was made in February 2021.
(4)
Mr. Neupaver was paid as an executive officer of Wabtec from January 1, 2020 to June 30, 2020, and then as a non-employee director from July 1, 2020 to December 31, 2020. Mr. Neupaver’s salary for 2020 above reflects compensation as an employee of $501,050, as well as a cash retainer of $83,333, and an additional cash retainer of $200,000 as Chairman of the Board. Furthermore, Mr. Neupaver’s stock awards for 2020 above reflects an award as an employee of $2,262,170 as well as a stock retainer of 2,172 shares valued at $124,999 as Chairman of the Board.

(5)
Mr. Wahlstrom terminated employment with Wabtec effective December 31, 2020 in accordance with a Transition Agreement dated November 25, 2020. See “Potential Payments Upon Termination or Change in Control” for additional details about that agreement. For purposes of this Summary Compensation Table: (i) “Stock Awards” includes, in addition to the grant date fair value of his regular annual restricted shares and performance units granted in February 2020, the aggregate incremental fair value of certain restricted share and performance unit awards that were modified by the Transition Agreement (including his February 2020 awards) to provide full vesting of the restricted shares and permit continued, prorated vesting of the performance units (subject to actual performance results); (ii) “Option Awards”

l Proxy Statement for 2021 Annual Meeting	[43]

includes, in addition to the grant date fair value of his regular annual options granted in February 2020, the aggregate incremental fair value of certain option awards that were modified by the Transition Agreement (including his February 2020 award) to provide full vesting; and (iv) “All Other Compensation” includes a cash severance payment and the value of benefits continuation required by the Transition Agreement.
(6)	The following table sets forth a detailed breakdown of the items which compose “All Other Compensation”:
		Severance Payments	Tax Equalization Payments	Education and Housing Allowances*	Social and Health Club Dues	GE Transaction Related Payments*	Company Matching Contribution to 401(k) Plan	Imputed Group Term Life Insurance Premium Payments
Rafael Santana	2020	$0	$0	$280,500	$0	$2,335,500	$15,736	$1,758	$2,633,494

Patrick D. Dugan	2020	$0	$0	$0	$8,316	$0	$16,950	$2,723	$27,989

David L. DeNinno	2020	$0	$0	$0	$20,118	$0	$16,950	$13,536	$50,604

Pascal Schweitzer	2020	$0	$ 96,543	$141,164	$0	$600,370	$0	$830	$838,907

Nicole Theophilus	2020	$0	$0	$0	$0	$0	$5,769	$817	$6,586

Albert J. Neupaver	2020	$0	$0	$0	$8,668	$0	$16,800	$12,645	$38,113

Scott E. Wahlstrom	2020	$1,801,720	$0	$0	$7,764	$0	$16,950	$3,167	$1,829,601

* Education & Housing Allowances
In April 2018, The General Electric Company (GE) provided a letter to Mr. Santana offering additional compensation and benefits geared towards facilitating the sale of GE Transportation. GE offered Mr. Santana reimbursement costs for his housing in Chicago and tuition reimbursement for the schooling of his children. Both benefits were offered for up to a three-year period. In February 2019, GE provided an addendum to the April 2018 letter in which they agreed to pay Mr. Santana a total of $561,000 as reimbursement for both the housing and tuitions costs. The payments were to be made in two equal installments. The first installment was paid to Mr. Santana in February 2019 by GE. The second payment of $280,500 was paid to Mr. Santana in 2020 by Wabtec. No other education or housing allowances are due to Mr. Santana on a go-forward basis.
Mr. Schweitzer is an expatriate and is therefore provided additional annual benefits tied to his assignment. Those benefits include housing and utilities in the host country, dependent education and tax preparation.
* GE Transaction Related Payments
In April 2018, GE provided a letter to Mr. Santana offering a special Transportation and Sale Retention Agreement. Under the agreement, Mr. Santana was eligible for a basic award of $2.5 million, which was 125% of his total cash compensation at target. 50% was to be paid as soon as practical after close of the GE Transportation sale transaction, with the remaining 50% to be paid one year after the close of the transaction. Mr. Santana was to be paid an additional $500,000 if the deal closed prior to March 31, 2019. Mr. Santana was also eligible for an incremental $1.25 million based on the enterprise sales value of the transaction ($750,000 if the enterprise value was between $10.0b and $10.9b, an additional $250,000 if the enterprise value was between $11.0 billion and $11.9 billion, and an additional $250,000 if the enterprise value was $12.0 billion or higher). The maximum total incentive possible was $4,250,000. Mr. Santana achieved the maximum incentive possible under the agreement, with GE paying $2,125,000 in March 2019 and Wabtec paying the second payment of $2,125,000 in February 2020. No additional payments are due to Mr. Santana under this program.
Finally, in addition to the bonuses detailed above, since Wabtec did not offer a non-qualified pension plan, Wabtec provided eligible GE Transportation employees a payment equal to one year’s accrual in the prior GE non-qualified pension plan. The payments were made by Wabtec to former GE non-qualified pension plan participants after the one-year anniversary of the closing of the GE Transportation acquisition. Mr. Santana was provided a payment of $210,500 as a result of this program. No additional payments are due to Mr. Santana under this program.

[44]	l Proxy Statement for 2021 Annual Meeting

In January 2018, GE provided a letter to Mr. Schweitzer detailing the terms of a Special Leadership Incentive Program. The goals of the program were to retain key employees, facilitate the divestiture of the business and undertake transitional operations after the completion of the transaction. Mr. Schweitzer was eligible to receive a bonus in the amount of 1,125,000 Swiss Francs (approximately $1,200,740), representing 125% of Mr. Schweitzer’s base pay and bonus opportunity. The incentive vested in two installments. 50% of the bonus vested and was paid at closing by GE, and the remaining 50% vested and was paid by Wabtec one year after the close of the transaction. No additional payments are due to Mr. Schweitzer under this program.

l Proxy Statement for 2021 Annual Meeting	[45]

2020 Grants of Plan Based Awards
This table shows the equity based awards granted to the named executive officers in 2020.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimate Future Payouts Under Equity Incentive Plan Awards (#) (2)			All Other Stock Awards: Number of Units (#) (3)	All Other Option Awards: Number of Options (#) (4)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock Awards ($) (5)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. Santana		$0	$1,800,000	$4,050,000
	2/7/2020				9,854	39,416	78,832				$3,087,455
	2/7/2020							27,591			$2,161,203
	2/7/2020								27,591	$78.33	$583,826
Mr. Dugan		$0	$560,000	$1,260,000
	2/7/2020				2,716	10,865	21,730				$851,055
	2/7/2020							7,606			$595,778
	2/7/2020								7,606	$78.33	$160,943
Mr. DeNinno		$0	$437,500	$984,375
	2/7/2020				1,860	7,440	14,880				$582,775
	2/7/2020							5,208			$407,943
	2/7/2020								5,208	$78.33	$110,201
Mr. Schweitzer		$0	$525,000	$1,181,250
	2/7/2020				1,274	5,096	10,192				$399,170
	2/7/2020							3,567			$279,403
	2/7/2020								3,567	$78.33	$75,478
Ms. Theophilus		$0	$143,836	$323,631
	8/3/2020				1,415	5,658	11,316				$350,018
	10/13/2020							8,083			$513,675
	8/3/2020							3,233			$200,001
	8/3/2020								3,000	$61.8625	$53,070
Mr. Neupaver		$0	$501,050	$1,127,363
	2/7/2020				4,247	16,988	33,976				$1,330,670
	2/7/2020							11,892			$931,500
	2/7/2020								11,892	$78.33	$251,635
	7/1/2020							2,172			$124,999
Mr. Wahlstrom (6)		$0	$256,260	$576,585
	2/7/2020				928	3,710	7,420				$290,604
	2/7/2020							2,597			$203,423
	2/7/2020								2,597	$78.33	$54,953
	11/25/2020				306	1,261	2,448				$94,285
	11/25/2020				1,340	2,640	5,360				$197,393
	11/25/2020				1,500	3,000	6,000				$224,310
	11/25/2020							11,343			$848,116
	11/25/2020								1,050	$71.79	$12,201
	11/25/2020								1,867	$70.64	$22,702
	11/25/2020								2,597	$78.33	$23,191
	11/25/2020								455	$87.05	$2,816

[46]	l Proxy Statement for 2021 Annual Meeting

(1)
Reflects the possible payments under Wabtec’s annual incentive award plan. Mr Neupaver and Ms. Theophilus will receive a prorata share of their bonuses through June 30, 2020 and from August 3, 2020, respectively.

(2)
Reflects the grant of performance units for the three-year performance period of 2020-2022 approved by the Compensation Committee in February 2020 under Wabtec’s 2011 Stock Incentive Plan. These columns reflect the range of payouts possible for this grant. A performance unit is equal to a share of Wabtec common stock. If Wabtec achieves its three-year ROIC and CCC goals (with an RTSR modifier), then participants will earn the target number of performance units. If Wabtec achieves the maximum goal achievement, a participant will earn a maximum number (equal to 200% the target level) of performance units. If Wabtec achieves the threshold goal achievement, a participant will earn a threshold number equal to 25% of the target level of performance units. No performance units will be earned for performance below the threshold and no additional performance units will be earned for performance exceeding the maximum. Payouts for these awards, if any, will be made by March 31, 2023.

(3)
Reflects the grant of restricted stock to the named executive officers on February 7, 2020 under Wabtec’s 2011 Stock Incentive Plan. One-third of the shares vested on March 1, 2021 and the remaining shares will vest in one-third increments on March 1, 2022 and March 1, 2023. Nr. Neupaver's award on July 1, 2020 reflects a grant of restricted stock upon his appointment as Chairman. The full award will vest on May 15, 2021. This award is also reflected in "Director Compensation".

(4)
Reflects the grant of options to the named executive officers on February 7, 2020 under Wabtec’s 2011 Stock Incentive Plan. One-third of the shares vested on March 1, 2021 and the remaining shares will vest in one-third increments on March 1, 2022 and March 1, 2023.

(5)	Reflects the grant date fair value computed in accordance with ASC 718.
(6)
The awards with a grant date of November 25, 2020, are the previously granted performance units, restricted shares and options that were modified as a result of the Transition Agreement between Wabtec and Mr. Wahlstrom dated November 25, 2020, which provided for (i) continued, prorated vesting of the performance units subject to actual performance results, and (ii) full vesting of all unvested restricted shares and options, all effective upon his December 31, 2020 separation date.

l Proxy Statement for 2021 Annual Meeting	[47]

2020 Outstanding Equity Awards at Fiscal Year-End
This table provides information concerning unexercised options, unvested stock and equity incentive plan awards outstanding as of December 31, 2020 for the named executive officers. All share and per share amounts below have been adjusted to reflect the two for one stock split (in the form of a 100% stock dividend) of Wabtec common stock effected on June 11, 2013.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Rafael Santana	3,266	6,534	$70.635	3/6/2029			53,416	$3,884,412
	0	27,591	$78.33	2/7/2030	6,533(5)	$475,080
					7,000(7)	$509,040
					21,234(9)	$1,544,136
					3,333(5)	$242,376
					27,591(10)	$2,006,418
Patrick D. Dugan							25,106	$1,825,708
	875	0	$87.03	2/10/2025	1,225(3)	$89,082
	2,100	0	$61.33	2/9/2026	2,000(6)	$145,440
	2,450	1,225	$87.05	2/7/2027	2,800(4)	$203,616
	2,800	2,800	$71.79	2/6/2028	5,133(5)	$373,272
	2,566	5,134	$70.635	3/6/2029	5,000(7)	$363,600
	0	7,606	$78.33	2/7/2030	6,666(8)	$484,752
					7,606(10)	$553,108
David L. DeNinno							17,871	$1,299,579
	875	0	$87.03	2/10/2025	875(3)	$63,630
	2,100	0	$61.33	2/9/2026	2,000(6)	$145,440
	1750	875	$87.05	2/7/2027	2,100(4)	$152,712
	2,100	2,100	$71.79	2/6/2028	3,733(5)	$271,464
	1,866	3,734	$70.635	3/6/2029	3,750(7)	$272,700
	0	5,208	$78.33	2/7/2030	6,666(8)	$484,752
					5,208(10)	$378,726
Pascal Schweitzer	0	3,567	$78.33	2/7/2030			8,096	$588,741
					2,000(5)	$145,440
					1,250(7)	$90,900
					3,333(12)	$242,376
					3,567(10)	$259,392
Nicole Theophilus							5,658	$411,450
	0	3,000	$61.8625	8/3/2030	8,083(14)	$587,796
					3,233(13)	$235,104
Albert J. Neupaver							37,039	$2,693,476
	30,800	0	$35.293	2/14/2022
	23,800	0	$48.29	2/12/2023	2,625(3)	$190,890
	15,400	0	$72.82	2/11/2024	7,466(5)	$542,928
	13,000	0	$87.03	2/10/2025	5,000(7)	$363,600
	16,100	0	$61.33	2/9/2026	13,333(8)	$969,576
	7,875	2,625	$87.05	2/7/2027	11,892(10)	$864,786
	20,000	0	$94.87	5/18/2028	2,172(11)	$157,948
	3,733	7,467	$70.635	3/6/2029
	0	11,892	$78.33	2/7/2030

[48]	l Proxy Statement for 2021 Annual Meeting

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Scott Wahlstrom							5,116	$372,036
	5,040	0	$35.293	12/31/2021
	3,920	0	$48.29	12/31/2021
	2,590	0	$72.82	12/31/2021
	2,400	0	$87.03	12/31/2021
	2,800	0	$61.33	12/31/2021
	1,820	0	$87.05	12/31/2021
	2,100	0	$71.79	12/31/2021
	2,800	0	$70.635	12/31/2021
	2,597	0	$78.33	12/31/2021
(1)
Option awards granted to the NEOs prior to March 1, 2019 vest one-fourth per year beginning on March 1 of the year after the grant date. Option awards granted to the NEOs after March 1, 2019 vest one-third per year beginning on March 1 of the year after the grant date.

(2)
This represents the aggregate number of actual performance units earned relative to the 2018-2020 long-term incentive plan, the target performance units that would be paid out upon the Company meeting financial goals relative to the 2019-2021 long-term incentive plan and the target performance units that would be paid out upon the Company meeting financial goals relative to the 2020-2022 long-term incentive plan multiplied by the fair market value of Wabtec common stock price as of December 31, 2020.

(3)
This represents the restricted shares of Wabtec stock that were granted in 2017 to the executive under the 2011 Stock Incentive Plan and that remain unvested as of December 31, 2020. One-fourth of this award vested on March 1, 2018, March 1, 2019 and March 1, 2020, and the remaining shares will vest on March 1, 2021.

(4)
This represents the number of restricted shares of Wabtec stock that were granted in 2018 to the executive under the 2011 Stock Incentive Plan and that remain unvested as of December 31, 2020. One-fourth of this award vested on March 1, 2019 and March 1, 2020, and the remaining shares will vest in one-fourth increments on March 1, 2021, and March 1, 2022.

(5)
This represents the number of restricted shares of Wabtec stock that were granted in 2019 to the executive under the 2011 Stock Incentive Plan and that remain unvested as of December 31, 2020. One-third of this award vested on March 1, 2020 and the remaining shares will vest in one-third increments on March 1, 2021 and March 1, 2022.

(6)
This represents the number of restricted shares of Wabtec stock that were granted to the executive under the 2011 Stock Incentive Plan that remained unvested as of December 31, 2020. One half of the shares vested on December 31, 2019, one-quarter of the shares vested on December 31, 2020, and the remaining one-quarter shares will vest on December 31, 2021.

(7)
This represents the number of restricted shares of Wabtec stock that were granted to the executive as a special synergy award in 2019 under the 2011 Stock Incentive Plan that remained unvested as of December 31, 2019. One half of the shares vested on March 1, 2020 as the result of meeting pre-determined synergy targets, and the remaining half of the shares will vest on March 1, 2021 as a result of meeting predetermined synergy targets.

(8)
This represents the number of restricted shares of Wabtec stock that were granted to the executive as a special success award in 2019 under the 2011 Stock Incentive Plan that remained unvested as of December 31, 2020. One-third of this award vested on March 1, 2020 and the remaining shares will vest in one-third increments on March 1, 2021 and March 1, 2022.

(9)
This represents the number of restricted shares of Wabtec stock that were granted to the executive in 2019 under the 2011 Stock Incentive Plan that remained unvested as of December 31, 2020. One-fourth of this award vested on March 1, 2020, and the remaining shares will vest in one-fourth increments on March 1, 2021, March 1, 2022, and March 1, 2023.

(10)
This represents the number of restricted shares of Wabtec stock that were granted in 2020 to the executive under the 2011 Stock Incentive Plan and that remain unvested as of December 31, 2020. One-third of this award vested on March 1, 2021 and the remaining shares will vest in one-third increments on March 1, 2022 and March 1, 2023.

(11)
This represents the number of restricted shares of Wabtec stock that were granted in 2020 to the executive under the 1995 Directors Plan and that remain unvested as of December 31, 2020. This award will vest in full on May 15, 2021.

(12)
This represents the number of restricted shares of Wabtec stock that were granted to the executive as a special award in 2019 under the 2011 Stock Incentive Plan that remained unvested as of December 31, 2020. One-third of this award vested on December 5, 2020 and the remaining shares will vest in one-third increments on December 5, 2021 and December 5, 2022.

(13)
This represents the number of restricted shares of Wabtec stock that were granted to the executive in 2020 under the 2011 Stock Incentive Plan that remained unvested as of December 31, 2020. This award vests in one-third increments on August 3, 2021, August 3, 2022 and August 3, 2023.

(14)
This represents the number of restricted shares of Wabtec stock that were granted to the executive as a special award in 2020 under the 2011 Stock Incentive Plan that remained unvested as of December 31, 2020. This awrd will vest in full on August 3, 2023.

l Proxy Statement for 2021 Annual Meeting	[49]

Option Exercises and Stock Vested
This table provides information concerning vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2020 for the named executive officers on an aggregate basis.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)(3)
Rafael Santana	0	$0	19,103	$1,282,902
Patrick D. Dugan	0	$0	32,126	$2,023,398
David L. DeNinno	0	$0	31,676	$2,086,751
Pascal Schweitzer	0	$0	3,917	$276,411
Nicole Theophilus	0	$0	0	$0
Albert J. Neupaver	40,500	$1,799,151	54,301	$3,063,652
Scott E. Wahlstrom	6,000	$242,276	24,322	$1,651,830
(1)
Calculated by taking the sum of the difference between market price of Wabtec Stock on the date of exercise and the applicable exercise price of the exercised option, multiplied by the number of options with the applicable exercise price.

(2)	Calculated by multiplying the number of shares of restricted stock that vested by the market price of Wabtec’s common stock on the vesting date.
(3)
This includes a payout under the 2017-2019 long-term incentive plan. Under this plan, Mr. Dugan, Mr. Neupaver, Mr. DeNinno and Mr. Wahlstrom earned and received on March 18, 2020, a payout of 8,050, 17,250, 5,750 and 2,990 shares of Wabtec common stock, respectively, with the respective values on that date of $332,505, $712,511, $237,504 and $123,502. Mr. Santana, Mr. Schweitzer and Ms. Theophilus did not participate in the 2017-2019 long-term incentive plan. Mr. Schweitzer's award included Restricted Stock Awards of 1,667 shares ($124,592) and 2,250 Restricted Stock Units ($151,819)

Post-Employment Compensation
Nonqualified Deferred Compensation
Wabtec sponsors a deferred compensation plan for executive officers and non-employee directors. Under the terms of the plan, eligible employee executive officers may elect to defer their base salary, cash bonus and/or long term incentive payout. None of the named executive officers currently have any benefit under this plan.
Potential Payments Upon Termination or Change in Control
Severance Agreement with Mr. Santana
On May 6, 2020, the Company entered into a Severance Agreement with Mr. Santana setting forth severance payments in case of his termination by the Company without “cause” or his termination as a result of certain adverse changes in his job (commonly known as “good reason”).
Under this arrangement, if the termination occurs other than for “cause” (as defined) or by Mr. Santana for “good reason” (as defined), Mr. Santana will be entitled to severance benefits equal to 200% of the sum of his then-current salary and target annual bonus amount plus accrued compensation and continued medical benefits for two years. In either case, he would also retain pro-rated participation in any three-year long-term incentive plans of the Company (which will vest at the end of the performance period based on actual performance results). For purposes of this arrangement, “cause” means (i) the willful and continued failure by Mr. Santana to substantially perform his duties to the Company; (ii) the willful or grossly negligent engaging by Mr. Santana in misconduct which is materially injurious to the Company, monetarily or otherwise; or (iii) the conviction of Mr. Santana for any felony or charge of moral turpitude. “Good reason” for this arrangement means (i) diminution of Mr. Santana’s duties, authority level or responsibilities; or (ii) Mr. Santana being required to report to any person other than the Chairman of the Company; or (iii) a material diminution of Mr. Santana’s annual compensation; or (iv) a failure to nominate Mr. Santana to the Wabtec board of directors. Had Mr. Santana’s employment terminated on December 31, 2020 without cause or for good reason under this arrangement, he would have been entitled to a cash severance payment in the amount of $6,029,050.
Death or Disability. If Mr. Santana’s employment is terminated due to his death or disability, he will receive his base salary through the date of termination, any unreimbursed business expenses, and any vested amounts or benefits

[50]	l Proxy Statement for 2021 Annual Meeting

under Wabtec’s benefit plans, including any benefits payable for death or disability under applicable plans or policies. If Mr. Santana had terminated his employment due to death at December 31, 2020, the value of the life insurance benefits payable under Wabtec’s plan to Mr. Santana would have been $1,850,000 or, in the case of termination for disability at December 31, 2020, the value of the disability benefits under Wabtec’s plan to Mr. Santana would have been $300,000 annually.
By the Company for Cause; By Mr. Santana for any Reason. If Mr. Santana’s employment is terminated for cause (as defined) or he terminates his employment for any reason, the Severance Agreement will terminate without further obligations of the Company.
While Mr. Santana has also entered into the Employment Continuation Agreement referenced below, any benefits due to Mr. Santana under the Employment Continuation Agreement upon termination of employment upon a change in control or potential change in control shall be reduced (but not below zero) by any amounts received under the Severance Agreement.
Employment Continuation Agreements with Certain Executive Officers
Wabtec entered into employment continuation agreements with certain senior executive officers, including the following named executive officers: Rafael Santana, Patrick Dugan, David DeNinno and Nicole Theophilus (each an “Agreement” and collectively, the “Agreements”). The purpose of the Agreements is to ensure that, in the event Wabtec is confronted with a situation that could result in a change in ownership or control of the Company, the named executive officers are provided certain financial assurances to enable them to perform the responsibilities of the position without undue distraction and to exercise judgment without bias due to personal circumstances, since continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of stockholders. Under each Agreement, if the executive is employed on the date on which a change of control, as defined in the Agreements, occurs then the executive will be entitled to remain employed by Wabtec until the 24-month anniversary of the change of control, subject to certain termination provisions. Each Agreement contains standard confidentiality and other restrictive covenants, including restrictions for a period of one year following termination of the executive’s employment on soliciting business or employees away from us or providing any services that may compete with our business.
During the employment period, the executive will (a) receive a base salary at a monthly rate at least equal to the monthly salary paid to the executive immediately prior to the change of control, (b) be afforded the opportunity to receive a cash bonus (i) on terms and conditions no less favorable to the executive than the annual cash bonus opportunity made available to the executive for the fiscal year ended immediately prior to the change of control and (ii) in an amount not less than the target cash bonus amount for the executive in the fiscal year ending immediately prior to the change of control, (c) participate in all long-term incentive compensation programs for key executives and benefit plans at a level that is commensurate with the executive’s opportunity to participate in such plans immediately prior to the change of control, or if more favorable, at the level made available to the executive or other similarly situated officers at any time thereafter, (d) receive fringe benefits and office and support staff at a level that is commensurate with the executive’s benefits immediately prior to the change of control, or if more favorable, at the level made available to the executive or other similarly situated officers at any time thereafter, (e) receive expense reimbursement at a level that is commensurate with the executive’s benefits immediately prior to the change of control, or if more favorable, at the level made available to the executive thereafter and (f) be indemnified, during and after his employment period, for claims arising from or out of the executive’s performance as an officer, director or employee of Wabtec or any of its subsidiaries, or in any other capacity while serving at the request of the Company, to the maximum extent permitted by applicable law and Wabtec’s governing documents. Wabtec is also required to maintain existing or comparable insurance policies covering such matters at a level of protection that is no less than that afforded under the Company’s governing documents in effect immediately prior to the change of control.
Death or Disability. If an executive’s employment is terminated after a change of control due to death or disability, the executive will receive only the executive’s base salary through the date of termination, any vested amounts or benefits under Wabtec’s benefit plans, including any benefits payable for death or disability under applicable plans or policies. If, after a change of control, any of the named executive officers had terminated employment due to death at December 31, 2020, the value of the life insurance benefits payable under Wabtec’s plan to such executive would

l Proxy Statement for 2021 Annual Meeting	[51]

have been: Mr. Dugan $1,000,000, Mr. DeNinno $938,000, and Ms. Theophilus $1,250,000 or, in the case of termination for disability at December 31, 2020, the value of the disability benefits under Wabtec’s plan to such executive would have been: Mr. Dugan $300,000 annually, Mr. DeNinno $300,000 annually, and Ms. Theophilus $300,000 annually.
For Cause/Voluntary Termination. If, after a change of control, an executive’s employment is terminated by Wabtec for cause (as defined in the Agreements), or the executive voluntarily terminates their employment other than for good reason (as defined in the Agreements), the executive will receive only the executive’s base salary through the date of termination and any vested amounts or benefits under Wabtec’s benefit plans, including accrued but unpaid vacation. If, after a change of control any of the five named executive officers had been terminated by the Company for cause, or the executive voluntarily terminated his employment other than for good reason, at December 31, 2020, no benefits would have been payable to Messrs. Dugan, DeNinno, and Ms. Theophilus.
Other than for Cause/Good Reason. If, after a change of control, an executive’s employment is terminated by Wabtec other than for cause or the executive terminates his employment for good reason the executive will receive (a) the executive’s base salary through the date of termination, (b) a cash amount equal to two times the sum of the executive’s annual base salary and the target cash bonus amount for the executive for the fiscal year ending immediately prior to the change of control, and (c) any vested benefits under Wabtec’s benefit plans, including benefits under the 2011 Stock Incentive Plan. The executive will also be entitled to continue participation in all of Wabtec’s employee and executive welfare and fringe plans until the earlier of the 24-month anniversary of the termination date and the date the executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer. The amounts described may be subject to reduction as may be necessary to avoid characterization of amounts as “excess parachute payments” under the Internal Revenue Code. (if a reduction would result in the executive receiving a greater amount after taxes). Wabtec does not provide gross-up payments for excise taxes related to “excess parachute payments.” If, after a change of control, any of the four named executive officers had been terminated by the Company other than for cause, or if the executive had terminated his employment for good reason, at December 31, 2020, the value of the benefit to such executive would have been: Mr. Santana $6,029,050, Mr. Dugan $2,549,050, Mr. DeNinno $2,154,050, and Ms. Theophilus $1,729,050.
Potential Change of Control. If, after the occurrence of a potential change of control, as defined in the Agreement, and prior to a change of control, (a)(i) an executive’s employment is terminated by the Company other than for cause or by the executive for good reason or (ii) the Company terminates the Agreement and (b) a change of control, which also constitutes certain changes in ownership or effective control under Section 409A of the Internal Revenue Code of 1986, as amended, occurs within one year of the termination, the executive will be deemed, solely for purposes of determining the executive’s rights under the Agreement, to have remained employed until the change of control and to have been terminated by the Company without cause immediately after the change of control. In such case, at December 31, 2020, the value of severance benefits to the executive would have been: Mr. Santana $6,029,050, Mr. Dugan $2,549,050, Mr. DeNinno $2,154,050, and Ms. Theophilus $1,729,050.
Except with respect to Mr. Santana, Wabtec may terminate the Employee Continuation Agreements at any time prior to the occurrence of a change of control without liability, except as may arise in circumstances relating to a potential change of control. Neither Mr. Santana’s Continuation Agreement nor his Severance Agreement can be unilaterally terminated by the Company, and his Severance Agreement survives expiration of the Continuation Agreement provided that his employment has not terminated.
2020 Severance of Mr. Wahlstrom
Mr. Wahlstrom’s employment with the Company terminated on December 31, 2020. In connection with that termination, in consideration for a release of claims, the Company provided Mr. Wahlstrom with the following severance benefits: (i) cash severance in the amount of $1,366,720 (two times the sum of his annual salary and his targeted 2020 bonus, as provided in his employment continuation agreement) paid as a lump sum on July 1, 2021, (ii) a lump sum of $435,000 paid on January 8, 2021; (iii) continued participation in Wabtec’s healthcare plans for 24 months, valued at $29,050, and (iv) accelerated vesting of his outstanding stock option and restricted stock awards and eligibility to receive a pro-rated award of performance units. See the Grants of Plan-Based Awards Table for the incremental accounting charges related to the additional equity vesting.

[52]	l Proxy Statement for 2021 Annual Meeting

Outstanding Stock Awards
Under the 2000 Stock Incentive Plan and the 2011 Stock Incentive Plan, in instances of disability, death during employment or a Section 8 or 11 Event as defined in the Plans, respectively, which generally includes a change of control of Wabtec, all outstanding options become exercisable even if not otherwise exercisable. In addition, in the case of a Section 8 or 11 Event, all outstanding options are subject to being cashed out automatically based on the difference between the option exercise price and the value of Wabtec stock in connection with the Section 8 or 11 Event. In instances of a Section 8 or 11 Event only, all restrictions on restricted stock or restricted stock units lapse. For performance units, in instances of a Section 8 or 11 Event, all performance units are deemed to have been fully earned regardless of the attainment of performance targets. The following table provides the value of such benefits for each of our named executive officers as if the applicable event occurred on December 31, 2020:
Name	Disability	Death During Employment (1)	Section 8 or 11 Event (2)
Mr. Santana
Options	$13,623	$13,623	$13,623
Restricted Stock	$4,777,050	$4,777,050	$4,777,050
Performance Units(3)	$1,673,896	$1,673,896	$7,987,828
Mr. Dugan
Options	$13,308	$13,308	$13,308
Restricted Stock	$2,212,870	$2,212,870	$2,212,870
Performance Units(3)	$1,069,576	$1,069,576	$4,466,012
Mr. DeNinno
Options	$9,738	$9,738	$39,501
Restricted Stock	$1,769,423	$1,769,423	$1,769,423
Performance Units(3)	$772,185	$772,185	$3,206,138
Mr. Schweitzer
Options	$0	$0	$0
Restricted Stock	$738,108	$738,108	$738,108
Performance Units(3)	$276,027	$276,027	$1,210,676
Ms. Theophilus
Options	$32,573	$32,573	$32,573
Restricted Stock	$822,900	$822,900	$822,900
Performance Units(3)	$139,606	$139,606	$822,900
(1)
The Compensation Committee has discretion in instances of voluntary termination with consent and retirement to decide to pay all or part of a performance award contingent upon achievement of performance and based on a variety of factors which may result in an incremental benefit to a named executive officer. The incremental benefit would be the same as that disclosed under the column titled “Section 8 or 11 Event” if the Compensation Committee decided to pay all of the award.

(2)
Our 2011 Stock Incentive Plan does not provide for gross-up payments in the event of an excise tax liability upon a change of control. Such gross-up payments may be made under our 2000 Stock Incentive Plan. However, under our Agreements, payments to an employee upon a change of control may be subject to limitations in the event that an excise tax liability would be triggered.

(3)	Assumes maximum number of units are paid and includes units which were vested as of December 31, 2020 but were not yet paid to participants.

l Proxy Statement for 2021 Annual Meeting	[53]

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Santana, our Chief Executive Officer.
For 2020, our last completed fiscal year:
•	the annual total compensation of our median employee of our company (other than our CEO) was $44,832; and
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table presented on page 43, was $11,044,418.
Based on this information, for 2020, the ratio of the annual total compensation of Mr. Santana, our Chief Executive Officer, to the median of the annual total compensation of all employees was approximately 246 to 1.
To identify the median employee among of all our employees (excluding the CEO), as well as to determine the annual total compensation of the “median employee” for this purpose, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:
•	We selected December 31, 2020 as the date upon which we would identify the median employee.
•
We determined that, as of December 31, 2020, our employee population for pay ratio disclosure purposes consisted of approximately 24,730 individuals. We did not use any statistical sampling techniques.

•	To identify the median employee from our employee population, we used total target cash compensation reflected in our payroll records for those employees.
•
In making these determinations, we annualized the compensation of all permanent employees who were hired in 2020 but did not work for us or our consolidated subsidiaries for the entire fiscal year. We did not make any cost-of-living adjustments in identifying the median employee.

•
With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K, resulting in annual total compensation of $44,932.

•	We did not otherwise adjust or annualize his compensation for purposes of determining the pay ratio noted above
The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

[54]	l Proxy Statement for 2021 Annual Meeting

Director Compensation
The following table provides information concerning the compensation of our non-employee directors for the period January 1, 2020 through December 31, 2020:
Name	Fees Earned Paid in Cash	Stock Awards (1)(2)	Total
Albert J. Neupaver, Chair	$283,333	$124,999	$408,332
Lee Banks	$41,667	$62,566	$104,233
Erwan Faiveley	$100,000	$150,028	$250,028
Lee B. Foster, II (3)	$147,500	$150,028	$297,528
Linda A. Harty (4)	$120,000	$150,028	$270,028
Michael W. D. Howell	$100,000	$150,028	$250,028
William E. Kassling	$130,000	$150,028	$280,028
Brian P. Hehir	$117,500	$150,028	$267,528
Ann Klee	$100,000	$150,028	$250,028
(1)
Reflects the aggregate grant date fair value dollar amount calculated in accordance with ASC 718 related to the awards of stock to the directors under the 1995 Non-Employee Directors’ Fee and Stock Option Plan. For the assumptions used in the calculation of this amount under ASC 718, see Note 12 of the Notes to Consolidated Financial Statements in Wabtec’s Annual Report on Form 10-K for the year ended December 31, 2020.

(2)
The annual award of the $150,028 stock retainer was made on May 15, 2020, with each non-employee director being granted 2,881 restricted shares of Wabtec common stock with a grant date fair market value of $52.075 per share. Mr. Neupaver was granted 2,172 restricted shares of Wabtec common stock with a grant date fair market value of $57.55 per share upon his return to Chairman on July 1, 2020. Mr. Banks was granted 831 restricted shares of Wabtec common stock with a grant date fair market value of $75.29 per share upon joining the Board of Directors on December 7, 2020.

(3)	Mr. Foster elected to defer 100% of the stock retainer and serves as non-employee Lead Independent Director.
(4)	Ms. Harty elected to defer 100% of the cash retainer.
Each non-employee director who remained in service after the May 2020 annual meeting receives an annual cash retainer of $100,000 and an annual stock retainer of $150,000 for their services as a director, which includes all meeting attendance. In addition, our Chair receives an additional annual retainer of $200,000, our non-employee Lead Independent Director receives an additional annual retainer of $30,000 and our committee chairs receive additional annual retainers as follows: Compensation Committee Chairperson receives $17,500, Audit Committee Chairperson receives $20,000, and Nominating and Governance Committee Chairperson receives $15,000. All directors are reimbursed for their out of pocket expenses incurred in connection with attendance at meetings and other activities related to the board or its committees.
Each non-employee director was granted 2,881 restricted shares of Wabtec common stock based on the fair market value of Wabtec stock on May 15, 2020 ($52.075). Mr. Neupaver was granted 2,172 restricted shares of Wabtec common stock with a grant date fair market value of $57.55 per share upon his return as the non-executive Chairman on July 1, 2020. Mr. Banks was granted 831 restricted shares of Wabtec common stock with a grant date fair market value of $75.29 per share upon joining the Board of Directors on December 7, 2020.If a director voluntarily resigns or is otherwise terminated within 12 months from the grant of the restricted shares, the director will forfeit the shares.
In December 2009, the Board approved and adopted a Deferred Compensation Plan for executive officers and non-employee directors. Under the terms of the plan, eligible directors may defer the annual stock and/or cash retainer, provided that any deferral of the stock retainer will be subject to the same vesting and forfeiture conditions as if the stock retainer had not been deferred. Deferred amounts, including any applicable earnings credited on the deferrals, will be paid out to the director following his termination of service with the Board. During 2020, Mr. Foster elected to defer 100% of the stock retainer and Ms. Harty elected to defer 100% of her cash retainer.

l Proxy Statement for 2021 Annual Meeting	[55]

Proposal 3—Ratify Independent Registered Public Accounting Firm
The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2021. Although you are not required to ratify this appointment, we ask that you do. If you do not, the Audit Committee will reconsider its choice. Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2020. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to answer appropriate questions and make a statement if the representative so desires.
Vote Required
This proposal is adopted if a majority of the shares present in person or by proxy vote for the proposal. Because the total shares voted “for,” “against,” or “abstain” are counted to determine the minimum votes required for approval, if you abstain from voting, it has the same legal effect as if you vote against. If a broker limits the number of shares voted on the proposal on its proxy card or indicates that the shares represented by the proxy card are not being voted on the proposal, it is considered a broker non-vote. Broker non-votes are not counted as a vote or used to determine the favorable votes required to approve the proposal.
✔	The Board recommends you vote FOR this proposal.

Fees to the Independent Registered Public Accounting Firm
The following table shows the aggregate fees for services provided by Ernst & Young LLP for the fiscal years ended December 31, 2020 and December 31, 2019:
	2020	2019
Audit Fees	$7,547,210	$8,640,030
Audit-Related Fees	$37,333	$33,125
Tax Fees	$1,014,725	$2,452,505
All Other Fees	$0	$0
Total Fees	$8,599,268	$11,125,660
Audit Fees
Audit fees include fees for audit services in connection with Wabtec’s annual financial statements, including the audit of internal control over financial reporting, the reviews of Wabtec’s quarterly reports on Form 10-Q, comfort letters, consents, and other services relating to Securities and Exchange Commission filings and statutory audits required internationally.
Audit-Related Fees
Audit-related fees include fees for services performed within the respective year primarily related to due diligence in connection with mergers and acquisitions and non-financial statement audits.
Tax Fees
Tax fees include fees for services related to tax compliance, including tax return preparation, tax advice and tax planning.

[56]	l Proxy Statement for 2021 Annual Meeting

All Other Fees
This category includes the aggregate fees billed for products and services provided by the independent accountants that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to Ernst & Young LLP in 2019 and 2020 and determined that such services and fees are compatible with the independence of Ernst & Young LLP.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of such services does not impair the independent registered public accounting firm’s independence.
The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. All other permitted services are also pre- approved by the Audit Committee.
The Audit Committee has delegated its pre-approval authority to its Chair if the fee to be approved does not exceed $100,000 as well as adjustments to any general pre-approval fee threshold up to $50,000.
All services provided by Ernst & Young LLP for fiscal year 2020 were pre-approved by the Audit Committee.

l Proxy Statement for 2021 Annual Meeting	[57]

Business Relationships and Related Party Transactions
Pursuant to the terms of Wabtec’s amended and restated by-laws, William E. Kassling and Emilio A. Fernandez will be nominated to be members of the Board so long as each person is able and willing to serve and each person beneficially owns a certain percentage of Wabtec common stock. Mr. Fernandez retired at the 2020 Annual Meeting.
Pursuant to the terms of a shareholders’ agreement entered into at the time of the acquisition of Faiveley Transport, S.A., two directors, Erwan Faiveley and Philippe Alfroid who were designated by the Faiveley shareholders in the shareholders’ agreement, were appointed to the Board. Until the date on which the Faiveley shareholders cease to own 50% of its initial Wabtec stock post closing, the Faiveley shareholders are entitled to designate two directors to be nominated by Wabtec to serve as Directors of Wabtec. Until the date on which the Faiveley shareholders cease to own 25% of their initial Wabtec stock post closing, the Faiveley shareholders are entitled to designate one director to be nominated by Wabtec to serve as a Director of Wabtec. Mr. Alfroid retired from the Wabtec Board in May of 2020, and Mr. Faiveley has announced his intention to retire from the Board in May 2021. The Faiveley shareholders have agreed that they will not appoint any directors to replace Mr. Alfroid or Mr. Faiveley.
Ann Klee and Rafael Santana joined the Board in 2019 in connection with the acquisition of GE’s transportation business. Pursuant to the Severance Agreement between the Company and Mr. Santana, the failure of the Company to nominate Mr. Santana to the board of directors may constitute “Good Reason” for Mr. Santana to terminate his employment and be entitled to compensation as set forth therein.
Related Party Transaction Approval Policy. Our board of directors has adopted written Related Party Transaction Policies and Procedures, a copy of which is available on Wabtec’s website at http://www.wabteccorp.com. Under this policy the Nominating and Corporate Governance Committee must review and approve in advance all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC. If advance approval is not feasible, the Nominating and Corporate Governance Committee must approve or ratify the transaction at its next scheduled meeting. Transactions required to be disclosed pursuant to Item 404 include any transaction between Wabtec and any officer, director or certain affiliates of Wabtec that has a value in excess of $120,000. In reviewing related party transactions, the Nominating and Corporate Governance Committee evaluates all material facts about the transaction, including the nature of the transaction, the benefit provided to Wabtec, whether the transaction is on commercially reasonable terms that would have been available from an unrelated third-party and any other factors necessary to its determination that the transaction is fair to Wabtec.
During 2020, the Company’s GE Transportation business sourced items from Mecco Partners LLC in the amount of $131,500. Mr. Foster, a director of Wabtec, notified the Company that Mr. Foster and his immediate family members hold a one-third ownership interest in Mecco in the aggregate. Mr. Foster’s interest in this transaction is solely in his capacity as an owner of Mecco.
During 2020, Lee Banks, the President and Chief Operating Officer of Parker-Hannifin Corporation, joined the Wabtec Board. During 2020, Wabtec sourced approximately $17 million worth of goods from Parker-Hannifin, and Parker-Hannifin purchased approximately $100,000 worth of goods from Wabtec. Mr. Banks’ interest in this transaction is solely in his capacity as an executive officer of Parker-Hannifin.
For each of the aforementioned transactions, the Board’s Nominating and Corporate Governance Committee has reviewed and approved the transaction.

[58]	l Proxy Statement for 2021 Annual Meeting

Other Information
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Wabtec has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics that are applicable to all directors, officers and employees, each of which includes the provisions required under applicable SEC and NYSE regulations. Copies of our Corporate Governance Guidelines and Code of Conduct are posted on our website at http://www.wabteccorp.com.
Other Business
We do not expect any business to come before the Annual Meeting other than the proposals described in this proxy statement. If other business is properly raised, your proxy authorizes its holder to vote according to their best judgment.
Communication with the Board
The Board provides a process for interested parties to send communications to the Board or any of the directors of Wabtec. Communications to the Board or any director should be sent c/o the Secretary of Wabtec, 30 Isabella Street, Pittsburgh, PA 15212. All such communications will be compiled by the Secretary of Wabtec and submitted to the Board or the individual director at the next regularly scheduled meeting of the Board. Interested parties may also communicate directly with the Lead Independent Director at the email address nonmanagementdirectors@wabtec.com.
Expenses of Solicitation
Officers and employees may solicit proxies in person by telephone or facsimile. Wabtec pays no costs for proxy solicitation to any third party. Wabtec will pay approximately $50,000 to Broadridge Financial Solutions, Inc. (exclusive of printing and mailing fees) for sending the Notice, providing the Internet site for our proxy materials and providing proxy materials to any stockholder who requests them. We will also reimburse other nominees, custodians or fiduciaries who forward these materials to stockholders for their reasonable expenses in doing so.
Stockholder Proposals and Nominations for Next Year
To be included in the proxy for the 2021 annual meeting, stockholder proposals must be submitted by December 8, 2021. Only proposals submitted on time may be eligible for inclusion in our proxy statement.
Our amended and restated bylaws require that notice of business to be properly brought before the 2022 Annual Meeting of stockholders must be submitted to us between January 7, 2022 and February 6, 2022. Only matters for which we receive timely notice and in accordance with our amended and restated bylaws may be brought before the 2022 Annual Meeting.
An eligible stockholder, or eligible group of stockholders, that wants to nominate a candidate for election to the Board pursuant to the proxy access provisions of our amended bylaws must follow the procedures stated in Article II, Section 10 of our amended and restated bylaws. These procedures include the requirement that your nomination must be delivered to Wabtec’s Secretary not later than the close of business on the 120th day or earlier than the close of business on the 150th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, your notice must be delivered not later than the 120th day prior to such annual meeting or, if later, the 10th day following the day we publicly announce the date of the 2021 annual meeting of stockholders. Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to Wabtec.
Stockholder proposals to be brought before the 2021 annual meeting should be sent c/o the Secretary of Wabtec, 30 Isabella Street, Pittsburgh, PA 15212.
By order of the Board of Directors,
David L. DeNinno
Executive Vice President, General Counsel and Secretary

l Proxy Statement for 2021 Annual Meeting	[59]

Set forth below is the calculation of the non-GAAP performance measures included in this document.  We believe that these measures provide useful supplemental information to assess our operating performance and to evaluate period-to-period comparisons.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Wabtec's reported results prepared in accordance with GAAP.
Wabtec Corporation Reconciliation of Reported Results to Adjusted Results (in millions)		2020 Actual Results
	Net Sales	Gross Profit	Operating Expenses	Income from Operations	Interest & Other Exp	Tax	Net Income	Noncontrolling Interest	Wabtec Net Income	EPS
Reported Results	$7,556.1	$2,137.1	$(1,392.6)	$744.5	$(187.3)	$(144.9)	$412.3	$2.1	$414.4	$2.17
Restructuring & Transaction costs	—	44.4	70.9	115.3	—	(28.8)	86.5	—	86.5	$0.45
Non-cash Amortization expense	—	—	282.4	282.4	—	(70.6)	211.8	—	211.8	$1.11
Foreign Exchange Loss	—	—	—	—	8.2	(2.1)	6.1	—	6.1	$0.03
Tax on Transaction Costs	—	—	—	—	—	5.7	5.7	—	5.7	$0.03
Adjusted Results	$7,556.1	$2,181.5	$(1,039.3)	$1,142.2	$(179.1)	$(240.7)	$722.4	$2.1	$724.5	$3.79
Fully Diluted Shares Outstanding										190.4
Reported Income from Operations	$744.5
Reported EBIT Margin	9.9%
Restructuring & Transaction Costs	$115.3
Non-cash Amortization Expense	$282.4
Adjusted Income from Operations	$1,142.2
Adjusted EBIT Margin	15.1%

[60]	l Proxy Statement for 2021 Annual Meeting

Wabtec CORPORATION

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 18, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 16, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/WAB2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 18, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 16, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D43749-P52174-Z79400

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

The Board of Directors recommends a vote FOR ALL nominees in Proposal 1 and FOR Proposals 2 and 3.

	For All	Withhold All	For All Except
1. Elect three directors for a term of three years expiring in 2023 01) Linda Harty 02) Brian Hehir 03) Michael Howell	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

In their discretion, the proxies are authorized to vote upon such other business if properly raised at the annual meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION
ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 19, 2021
11:30 a.m. Local Time

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D43750-P52174-Z79400

Wabtec CORPORATION

proxy

The undersigned stockholder of WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION (the "Company") does hereby appoint Albert J. Neupaver and David L. DeNinno, or any one or both of them, with full power of substitution, as proxies of the undersigned to vote at the Annual Meeting of Stockholders of the Company, to be held Wednesday, May 19, 2021 (the "Annual Meeting"), and at all adjournments thereof, all the shares of Common Stock of the Company which the undersigned may be entitled to vote, on the matters set out on the reverse side of this proxy card and described in the Proxy Statement and, at their discretion, on any other business which may properly come before the Annual Meeting.

The undersigned stockholder hereby revokes all previous proxies for the Annual Meeting and acknowledges receipt of the Notice of Internet Availability of Proxy Materials describing how to access or receive paper or e-mail copies of the Notice of Annual Meeting of Stockholders and Proxy Statement for 2021 and the Annual Report to Stockholders for 2020.

If you requested a copy of the proxy materials by mail, you are urged to promptly return this proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person so that these shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured at the Annual Meeting.

The shares represented by this proxy card will be voted as directed by the stockholder. If this proxy card is executed but no direction is given, such shares will be voted "FOR ALL" nominees in Proposal 1 and "FOR" Proposals 2 and 3.

See reverse for voting instructions.